UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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LUMINEX CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2015

Luminex Corporation (the “Company”) will hold its 2015 annual meeting of stockholders (the “Meeting”) on Thursday, May 14, 2015, at 10:00 a.m., local time, at its Madison office located at 1224 Deming Way, Madison, WI 53717. At the Meeting, stockholders will act on the following matters:

(1)	election of three persons nominated by the Board of Directors to serve for three-year terms as Class III Directors (designated as Proposal 1 in the accompanying proxy statement);

(2) approval of the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in the accompanying proxy statement (designated as Proposal 2 in the accompanying proxy statement);

(3) approval of the Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan (designated as Proposal 3 in the accompanying proxy statement);

(4)
ratification of the appointment by the Company's Audit Committee of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2015 (designated as Proposal 4 in the accompanying proxy statement); and

(5) such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors fixed the close of business on March 16, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.  A complete list of such stockholders will be available for examination at our offices in Austin, Texas and Madison, Wisconsin, during normal business hours for a period of ten days prior to the Meeting.

This year, we are pleased to again furnish our proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2014 Annual Report on Form 10-K and a form of proxy card or voting instruction card. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Your attention is directed to the proxy statement for a more complete statement regarding the matters to be acted upon at the Meeting.  Our annual report to stockholders is being mailed or made available to our stockholders along with our proxy solicitation materials, but it is not part of the proxy solicitation materials.  All stockholders are cordially invited to attend the Meeting.  Whether or not you plan to attend the Meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

By Order of the Board of Directors,
Richard W. Rew, II
Senior Vice President, General
Counsel and Corporate Secretary
Austin, Texas
March 30, 2015

LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727
and
1224 Deming Way
Madison, Wisconsin 53717

PROXY STATEMENT

For Annual Meeting of Stockholders
To Be Held May 14, 2015

This proxy statement is being furnished to the stockholders of Luminex Corporation (the “Company,” “Luminex,” “we” or “us”) in connection with the solicitation by the Board of Directors of proxies for use at the 2015 annual meeting of stockholders (the “Meeting”) to be held at the time and place and for the purposes set forth in the accompanying notice, and at any and all adjournments or postponements thereof.  This proxy statement and the accompanying proxy card are being distributed and made available on or about March 30, 2015.

Important Notice Regarding the Availability of Proxy materials for the Stockholder Meeting To Be Held on May 14, 2015: This proxy statement and our annual report to stockholders are available at http://investor.luminexcorp.com/phoenix.zhtml?c=79403&p=proxy.

Voting Procedures; General Information

Proposals 1, 2, 3 and 4 will be presented by management at the Meeting.  With regard to Proposal 1, the form of proxy permits votes for or withholding of votes as to all nominees for director or for withholding votes for any specific nominee.  With regard to Proposals 2, 3 and 4 the form of proxy permits votes for, against, or abstention.  If the form of proxy is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the stockholder and, if specifications are not made, will be voted FOR the election of the nominees named in this proxy statement to the Company's Board of Directors, FOR the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement, FOR the approval of the Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2015.

If your shares are held by your broker or other nominee, often referred to as in “street name,” you will receive a form from your broker seeking instructions as to how your shares should be voted.  If you are a registered stockholder and received a notice of availability of our proxy materials over the Internet, you may vote by telephone or electronically through the Internet by following the instructions included in the notice.  If you are a registered stockholder and received paper proxy materials through the mail, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card.  If your shares are held in street name, you should contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.  If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares in its discretion on “routine” matters, but may not vote your shares on “non-routine” matters.  The ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015 (Proposal 4) is deemed a routine matter.  Therefore, your broker has discretionary authority to vote your shares on such matter absent specific instructions from you.  However, the election of directors (Proposal 1), the non-binding advisory vote on the compensation of our named executive officers (Proposal 2) and the vote on the Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan (Proposal 3) are non-routine matters.  If your broker turns in a proxy card expressly stating that the broker is not voting on non-routine matters (Proposals 1, 2 and 3) as a result of your failure to provide specific instructions, such action is referred to as a “broker nonvote” and your shares will not be voted on Proposals 1, 2 and 3.

It is not expected that any matter not referred to herein will be presented for action at the Meeting.  If any other matters are properly brought before the Meeting, including, without limitation, a motion to adjourn the Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to any of the Proposals, or soliciting additional proxies in favor of the approval of any of the Proposals, the persons named on the accompanying proxy card will vote the shares represented by such proxy upon such matters in their discretion.  Should the Meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the Meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

Any stockholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to our Corporate Secretary at the address indicated above, by executing and delivering a later-dated proxy or by voting in person at the Meeting.

Quorum; Required Votes and Recommendations

Our only outstanding voting security is our common stock.  Holders of record of common stock at the close of business on March 16, 2015, the record date for the Meeting, are entitled to notice of and to vote at the Meeting.  On the record date for the Meeting, there were 43,135,004 shares of common stock outstanding and entitled to vote at the Meeting.  In deciding all matters, a holder of common stock on the record date shall be entitled to cast one vote for each share of common stock then registered in such holder's name or otherwise beneficially owned.

The holders of a majority of the outstanding shares of the Company's common stock as of the record date must be present in person or be represented by proxy to constitute a quorum and act upon the proposed business.  Failure of a quorum to be represented at the Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.  Votes withheld from any nominee for director, abstentions and broker nonvotes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Since Proposal 1 in this proxy statement is in respect of an uncontested director election, Proposal 1 requires the affirmative vote of a majority of the votes cast at the Meeting to elect a nominee, which means that a nominee will be elected only if the number of shares voted "for" that nominee exceeds the number of shares "withheld" from that nominee.  Accordingly, each nominee receiving a greater number of shares voted "for" such nominee than "withheld" from such nominee shall be elected as a Class III director.  If an incumbent director does not receive a greater number of shares voted "for" such director than "withheld" from such director, then such director must tender his or her resignation to the Board of Directors. In a contested director election, director nominees are elected by a plurality of the votes cast, which means that the nominees with the most affirmative votes are elected to fill the available seats. Proposals 2, 3 and 4 each require the affirmative vote of the holders of a majority of the outstanding shares represented at the Meeting and entitled to vote thereon.  The vote for Proposal 2 is advisory and non-binding in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.  Votes will be counted by the Company's transfer agent or our Corporate Secretary.  Under Delaware law, abstentions are not counted as voting “for” or “against” a particular matter.  However, abstentions are included in the number of shares present or represented at the Meeting and entitled to vote, and therefore, abstentions will have the same effect as a vote cast against Proposals 2, 3 and 4.  Abstentions will have no effect on the outcome of Proposal 1.  Additionally, if a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker nonvote.”  Broker nonvotes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast, as a broker nonvote is not considered “entitled to vote” on a matter.  Accordingly, for purposes of Proposals 2, 3 and 4, broker nonvotes have the effect of reducing the number of affirmative votes required to achieve a majority of the shares present and entitled to vote for such matter by reducing the total number of shares from which such majority is calculated.  Broker nonvotes will have no effect on the outcome of Proposal 1.

Our Board of Directors unanimously recommends that you vote:

•	FOR the Class III Director nominees named in this proxy statement;

•
FOR the approval of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement;

•	FOR the approval of the Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2015.

CORPORATE GOVERNANCE

We believe that effective corporate governance is critical to our long-term prospects and ability to create value for our stockholders.  Our Board of Directors believes that we have in place appropriate charters, policies (including a comprehensive Code of Compliance and Corporate Governance Guidelines), bylaws, procedures and controls that promote and enhance corporate governance, accountability and responsibility with respect to the Company and a culture of honesty and integrity.  We will continue to monitor emerging developments and best practices in corporate governance and augment these charters, policies, procedures and controls when required or when our Board determines it would benefit the Company and our stockholders. Our corporate governance policies, including our various Board committee charters, can be viewed at the “Investor Relations” section of our website at www.luminexcorp.com.  Information contained on our website, other than the electronic version of our proxy statement provided on our website, is not incorporated into this proxy statement by this or any other reference to our website in this proxy statement, and we do not intend for such information on or linked to our website to constitute part of this proxy statement.

Director Independence

Our Board of Directors consults with the Company’s counsel to ensure that the Board’s independence determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of The NASDAQ Global Select Market (the “NASDAQ”) as in effect from time to time.  To assist in the Board’s independence determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. In addition, through discussion among the directors a subjective analysis of independence was reviewed.  The Board has determined that each of the following directors is an “independent director” consistent with the objective requirements of applicable laws and regulations, and that such persons do not otherwise have any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of such person’s independent judgment in carrying out the responsibilities of a director: Robert J. Cresci; Thomas W. Erickson; Fred C. Goad, Jr.; Jay B. Johnston; Jim D. Kever; G. Walter Loewenbaum II; Kevin M. McNamara; and Edward A. Ogunro, Ph.D. The Board has not established categorical standards or guidelines to make the subjective aspect of these determinations, but considers all relevant facts and circumstances known to the Board. In determining Mr. Erickson's independence, the Board considered Mr. Erickson's service as our interim president and chief executive officer from September 2002 until May 2004 and determined that such service was not material and had no bearing on Mr. Erickson's independence and that he qualifies as an independent director.

Director Qualifications

The Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for Board membership; however, candidates nominated to serve as directors, at a minimum, will in the committee’s judgment:

•
be able to represent the interests of the Company and all of its stockholders and not be disposed by affiliation or interest to favor any individual, group or class of stockholders or other constituency; and

•
possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

The consideration of a candidate for director will include the Nominating and Corporate Governance Committee’s assessment of the individual’s background, skills and abilities, and whether such characteristics fulfill the needs of the Board of Directors at that time.  As part of the Nominating and Corporate Governance Committee’s consideration of a candidate, the committee also believes that the candidate must:

•	be of high ethical character and share the core values of Luminex as reflected in our Code of Compliance;

•	have a reputation, both personal and professional, consistent with the image and reputation of Luminex;

•	be highly accomplished in the candidate’s field;

•	be an active or former chief executive officer of a public company or a biotechnology company or an active or former leader of another complex organization;

•	otherwise have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience; and

•	have the ability to exercise sound business judgment.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings a variety of perspectives and skills derived from high quality business and professional experience and which complies with the NASDAQ and Securities and Exchange Commission (“SEC”) rules. While we do not have a formal policy on the consideration of diversity in identifying director nominees, our Nominating and Corporate Governance Committee considers the diversity of the composition of our Board and the skill set, background, reputation, and type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.

Process for Identifying Director Candidates

The Nominating and Corporate Governance Committee may utilize a variety of methods for identifying nominees for director.  Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons.  The Nominating and Corporate Governance Committee considers nominees proposed by the Company's stockholders in accordance with the provisions contained in our bylaws. Pursuant to our bylaws, any stockholder may nominate a person for election to our Board of Directors, provided that the nomination is received by the Corporate Secretary not less than 30 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders.  Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the SEC, including the nominee's consent to being named as a nominee and to serving as a director, if elected.

The nominating stockholder shall also provide a completed written questionnaire with respect to the background and qualification of each nominee and any other person or entity that each nominee may represent (which questionnaire shall be provided by the Corporate Secretary) and a written representation and agreement (in the form provided by the Corporate Secretary) that each nominee: (a) has no undisclosed commitment, agreement or understanding with any person or entity as to how such nominee will act or vote on any issue or question as a director; (b) is not a party to any undisclosed commitment, agreement or understanding with any person or entity other than Luminex with respect to compensation, reimbursement or indemnification in connection with service or action as a director; (c) will comply with any director stock ownership and trading guidelines of Luminex; and (d) in such nominee's individual capacity and on behalf of any person or entity for whom such nominee may be a representative, has complied and will comply with all applicable corporate governance, conflicts, confidentiality and other policies of Luminex.

Additionally, the nominating stockholder must provide: (a) his or her name and address as it appears in the stock records of Luminex; (b) the number and class of shares of Luminex capital stock beneficially owned by the stockholder and a description in reasonable detail of any hedging, derivative, swap, profit interests, option or other transactions or series of transactions engaged in, directly or indirectly, by such stockholder, or any agreement, arrangement or understanding to which such stockholder is a party, in each case, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder with respect to shares of capital stock of Luminex, or otherwise to reduce the economic risk or benefit of ownership of shares of capital stock of Luminex to such stockholder, and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting; (c) all contracts, arrangements, understandings and relationships with respect to the stockholder's investment in Luminex, and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting; (d) any material agreement such stockholder may have with any other person or entity in connection with the nomination, and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting; and (e) a representation as to whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Luminex's outstanding shares required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, and as to whether the stockholder intends to appear in person or by proxy at the meeting to propose such nomination.

Our bylaws also provide that certain of the above information also be provided with respect to certain other persons associated with the nominating stockholder.  The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws and the foregoing description is qualified by reference to the full text of our bylaws.

Evaluation of Director Candidates

The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate's qualifications and suitability, working with management support and seeking Board input, and report such assessment to the Nominating and Corporate Governance Committee members.  When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process.  The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the committee will advise the candidate of the committee's preliminary interest.  If the candidate expresses sufficient interest, the committee will arrange interviews of the candidate with one or more members of the committee, and request such additional information from the candidate as the committee deems appropriate.  The Nominating and Corporate Governance Committee will consider the candidate's qualifications, background, skills and abilities, and whether such characteristics fulfill the needs of the Board at that time, and confer and reach a collective assessment as to the qualifications and suitability of the candidate for Board membership.

If the Nominating and Corporate Governance Committee determines that the candidate is suitable and meets the criteria for Board membership, the candidate will be invited to meet with the senior management of the Company and other members of the Board of Directors, both to allow the candidate to obtain further information about the Company and to give management and the other directors a basis for input to the Nominating and Corporate Governance Committee regarding the candidate.  On the basis of its assessment, and taking into consideration input from other Board members and senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate's nomination for election to the Board of Directors.

Code of Compliance

We have a Code of Compliance that applies to all of the employees, officers and directors of the Company and its subsidiaries.  The purpose of our Code of Compliance is to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Compliance; and accountability for adherence to the Code of Compliance.  Our Code of Compliance also includes a formal policy regarding the approval of related party transactions, which is administered by our Audit Committee.  This policy is described more fully below under “Certain Relationships and Related Party Transactions.”  Each director, officer and employee is required to read and certify that he or she has read, understands and will comply with the Code of Compliance.

Under the Sarbanes-Oxley Act of 2002 and the SEC's related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  The NASDAQ rules also require the Company to adopt a “code of conduct” applicable to the Company's directors, officers and employees that meets the SEC's definition of “code of ethics.”  Our Code of Compliance meets the SEC's definition of “code of ethics.”  The Company's employees, including our Chief Executive Officer and senior financial officers, are bound by our Code of Compliance.

A copy of our Code of Compliance can be obtained from the Investor Relations section of our website at www.luminexcorp.com.  We intend to disclose amendments to, or waivers from, the Code of Compliance (to the extent applicable to our directors, Chief Executive Officer, principal financial officer, principal accounting officer or persons performing similar functions) on our website.

Communications with Members of the Board

Our Board of Directors has established procedures for the Company's stockholders to communicate with members of the Board of Directors.  Stockholders may communicate with any of the Company's directors, including the chairperson of any of the committees of the Board of Directors or the presiding director, if any, by writing to a director, care of Corporate Secretary, Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727.  Appropriate communications will be forwarded to such director(s) by the Corporate Secretary. The Corporate Secretary maintains a log of such communications and transmits such communications to identified director addressee(s) as soon as practical, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by our Corporate Secretary in consultation with counsel, when necessary. The Board of Directors or individual directors so addressed are advised of any communication withheld for safety or security reasons as soon as practical. If multiple communications are received on a similar topic, the Corporate Secretary may, in his discretion, forward only representative correspondence.

Communications Regarding Accounting Matters

Communications expressing concerns or complaints relating to accounting matters, internal disclosure controls or controls over financial reporting, or auditing matters are handled in accordance with procedures established by the Audit Committee, including, without limitation, a dedicated hotline and email address.  Under those procedures, concerns having to do with accounting matters, internal disclosure controls or controls over financial reporting, or auditing matters are presented by the Company's compliance officer to the Audit Committee for consideration and, if appropriate, corrective action.

Board Member Attendance at Annual Meeting of Stockholders

The Company strongly encourages each member of the Board of Directors to attend each annual meeting of stockholders.  Accordingly, we expect most, if not all, of the Company's directors to be in attendance at the Meeting.  All of our directors attended the 2014 annual meeting of stockholders.

Meetings and Committees of the Board of Directors

The Board of Directors and its committees meet periodically during the year as deemed appropriate.  During 2014, the Board of Directors met eight times.  No director attended fewer than 75% of all the 2014 meetings of the Board of Directors and its committees on which each such director served.

The Board of Directors is generally responsible for establishing our broad corporate policies and reviewing and assessing our corporate objectives and strategies, and other major transactions and capital commitments.  The Board of Directors currently has five standing committees:  the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Strategy and Development Committee. Each of our committees operates under a charter adopted by our Board of Directors.  It is the policy of the Board and each committee to periodically review its performance and the effectiveness of its charter and policies, as applicable.

Audit Committee

The Audit Committee, which met six times in 2014, currently consists of Mr. McNamara, who serves as Chairman, Mr. Cresci, and Mr. Erickson.  Effective as of the date of the Meeting, Mr. Erickson will no longer serve as a member of the Audit Committee and will be replaced by Dr. Ogunro, subject to his election as a Class III director. The Board of Directors has determined that each member of the Audit Committee (including Dr. Ogunro) meets the independence requirements of the applicable rules of the NASDAQ and the SEC and has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements.  The Board of Directors has further determined that both Mr. McNamara and Mr. Cresci are considered “audit committee financial experts” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.  The Audit Committee's primary duties and responsibilities are to oversee the Company's accounting and financial reporting processes and audits of the Company's financial statements; oversee the integrity of the Company's systems of internal controls regarding finance, accounting and legal compliance, including the oversight of the Company's internal audit function; oversee the qualifications, independence and performance of the Company's independent registered public accounting firm; pre-approve all audit and permitted non-audit services to be performed by such firm; provide an avenue of free and open communication among the independent registered public accountants, management, internal audit and the Board of Directors; and to approve related party transactions.  It is the function of the Audit Committee to help ensure the Company's financial statements accurately reflect the Company's financial position and results of operations.  In addition, the Audit Committee, following its review of the audited financial statements, is charged with recommending the audited financial statements to the Board of Directors for inclusion in the Company's annual reports.  Additional information regarding the purpose and functions of the Audit Committee is set forth in the “Report of the Audit Committee” provided below.

Compensation Committee

The Compensation Committee, which met nine times in 2014, currently consists of Mr. Johnston, who serves as Chairman, Mr. Goad and Mr. Kever.  The Board of Directors has determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, an “outside director” for the purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and an independent director as defined by the applicable rules of the NASDAQ.  The Compensation Committee's function is to establish and apply our compensation policies and philosophies to assure that the executive officers, directors and other officers and key employees are compensated in a manner consistent with the compensation policies and objectives adopted by the Compensation Committee, competitive practice and the requirements of the appropriate regulatory bodies.  The Compensation Committee is responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee as well as the independence evaluation of each such advisor retained by or providing advice to the Compensation Committee. The Compensation Committee also administers our equity incentive plans.  Additionally, the Compensation Committee is charged with recommending the “Compensation Discussion and Analysis” to the Board of Directors for inclusion in the Company's proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K.  Additional information regarding the functions performed by the Compensation Committee and the process undertaken by the Compensation Committee in the determination of executive compensation is included under “Executive and Director Compensation-Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which met five times in 2014, currently consists of Mr. Cresci, who serves as Chairman, Mr. Goad and Dr. Ogunro.  The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the applicable rules of the NASDAQ.  The Nominating and Corporate Governance Committee provides assistance to the Board of Directors in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board of Directors, periodically evaluates the performance of the Board of Directors and its committees, and reviews and recommends corporate governance policies for the Company.  In addition, the Nominating and Corporate Governance Committee recommends our various committee memberships based upon, among other considerations, a director's available time commitment, background and/or skill set it deems appropriate to adequately perform the responsibilities of the applicable committee.

Strategy and Development Committee

The Strategy and Development Committee, which met four times in 2014, currently consists of Dr. Ogunro, who serves as Chairman, Mr. Shamir and Mr. Johnston.   The Strategy and Development Committee oversees the Company's technology-related initiatives, including strategic decisions with respect to existing and new platforms and product offerings, research and development, and intellectual property issues.

Executive Committee

The Executive Committee, which met four times in 2014, currently consists of Mr. Erickson, who serves as Chairman, Mr. Shamir and Mr. Loewenbaum.  The Executive Committee is authorized to act on behalf of the Board of Directors as a whole, to the extent delegated to the committee and otherwise permitted by law.  The Executive Committee primarily meets to discuss Company performance and strategy.  No formal actions on behalf of the Board were taken in 2014 by the Executive Committee.

Executive Sessions of Non-employee Directors

Generally, an executive session of non-employee directors is held in conjunction with each regularly scheduled Board meeting and other times as deemed appropriate. The executive sessions are generally led by Mr. Loewenbaum in his capacity as Chairman of the Board. Currently all non-employee directors, including our Chairman of the Board, qualify as independent pursuant to NASDAQ listing standards.   However, if the non-employee directors in the future include one or more directors that do not qualify as independent pursuant to NASDAQ listing standards, at least two meetings per year would also be held solely by our independent directors (and generally at each of our regularly scheduled Board meetings), led by the presiding director in the event the Chairman of the Board was not deemed to be independent. In such an event, the presiding director would then be the then chair of the Nominating and Corporate Governance Committee (currently Mr. Cresci), as further described in our corporate governance guidelines. In 2014, our non-employee directors held four such meetings.

Board Leadership Structure

Our Chairman of the Board position is a non-executive position. Separating the positions of Chairman of the Board and Chief Executive Officer allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to and oversight of management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board's oversight responsibilities continue to grow. Our Board believes that having separate positions, with a non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Chairman is also a member of the Executive Committee and provides guidance and takes an active role in evaluating our executive officers and corporate strategies.  Our Chairman acts as a regular liaison between our Board and our executive management, consulting regularly with our executives over business matters and providing our executives with immediate consultation and advice on material business decisions. Our Chairman, as noted above, has been determined by our Board to be an "independent director" in accordance with applicable laws and regulations.

Board Role in Risk Oversight

Risk is inherent with every business.  Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company's business strategy is a key part of its assessment of management's appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by the Company's management team who collaborates with the Company's internal audit department.  In this process, we assess risk throughout the Company by conducting surveys and interviews of Company employees and directors soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan.  We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives.  Management then prepares a report for the Board of Directors regarding the key identified risks and how the Company manages these risks to review and analyze both on an annual and ongoing basis.  Management attends Board meetings and is available to address any questions or concerns raised by the Board regarding risk management and any other matters.  Additionally, the Board of Directors and its committees regularly receive presentations from management and key personnel on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management and the independent auditor the Company's policies with respect to risk assessment and risk management.  The Audit Committee and the Nominating and Corporate Governance Committee also focus on the Company's compliance with applicable laws and regulations, the Company's Code of Compliance, and related Company policies and procedures. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.  The Nominating and Corporate Governance Committee in fulfilling its risk oversight responsibility assists the Board in fulfilling its duties and oversight responsibilities relating to the Company's compliance with and implementation of new corporate governance principles.  The Strategy and Development Committee assists the Board in fulfilling its risk oversight responsibility in reviewing the Company's risks associated with technology-related initiatives, including strategic decisions with respect to existing and new platforms and product offerings and intellectual property related risks and assessment of competitive threats and opportunities, and potential merger and acquisition targets.

Compensation Committee Interlocks and Insider Participation

During 2014, the Compensation Committee of the Board of Directors consisted of Mr. Johnston, who served as Chairman, Mr. Goad and Mr. Kever, none of whom has ever been an officer or employee of the Company or its subsidiaries.  No interlocking relationship existed during 2014 between any officer, member of our Board of Directors or the Compensation Committee and any officer, member of the Board of Directors or compensation committee of any other company.

PROPOSAL 1 - ELECTION OF CLASS III DIRECTORS

The number of directors on our Board of Directors is currently fixed at nine.  Our certificate of incorporation divides our Board of Directors into three classes which serve staggered three-year terms.  The terms of the Class III, Class I and Class II directors will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2015, 2016 and 2017, respectively.

Currently, our Board of Directors is composed of three Class I directors (consisting of Nachum "Homi" Shamir, Robert J. Cresci and Thomas W. Erickson), three Class II directors (consisting of Fred C. Goad, Jr., Jim D. Kever and Jay B. Johnston) and three Class III directors (consisting of G. Walter Loewenbaum II, Edward A. Ogunro, Ph.D., and Kevin M. McNamara).

At the Meeting, the stockholders will elect three Class III directors nominated by the Board of Directors.  Each of these directors is to serve a three-year term until the 2018 annual meeting of stockholders and until a successor is elected and qualified or until the director's earlier resignation or removal.  The Board of Directors and its Nominating and Corporate Governance Committee, pursuant to and consistent with the nomination procedures described above under “Corporate Governance,” have nominated Messrs. G. Walter Loewenbaum II, Edward A. Ogunro, Ph.D., and Kevin M. McNamara for re-election as Class III directors.  It is the intention of the persons named in the proxy to vote the proxies for the election of the aforementioned nominees.  Proxies may not be voted for persons other than, or for more persons than, those named in the proxy.  If any nominee should be unwilling or become unavailable to serve as a director for any reason, the persons named as proxies reserve full discretion to vote for such other person or persons as may be properly nominated by the Board of Directors.  The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Certain information about the Class III nominees for the Board of Directors, and those directors whose terms do not expire at the Meeting, is furnished below.

Class III Directors Nominees

G. Walter Loewenbaum II, age 70. Mr. Loewenbaum has served as a member of the Board of Directors since May 1995 and as Chairman of the Board of Directors since September 2002. He served as Vice Chairman of the Board of Directors from April 1998 until January 2000.  Mr. Loewenbaum also has served as chairman of the board of directors of 3D Systems Corporation ("3D Systems"), a provider of 3-D printing, rapid prototyping and manufacturing solutions, since September 1999, and was previously chairman of the board of directors of Envoy Corporation ("Envoy"), a provider of electronic transaction processing services for the healthcare industry. He holds a B.A. from the University of North Carolina.

Mr. Loewenbaum became involved with Luminex as an original investor in Luminex prior to our initial public offering. As an investment banker and private equity investor, Mr. Loewenbaum has worked with multiple companies in a variety of different industries at different phases of organizational development, ranging from startup to publicly traded. He brings depth of knowledge in serving as chairman for public and private companies, building stockholder value and capital market considerations.  Mr. Loewenbaum also provides continuity to the Board of Directors, given his service on the Board since Luminex's earliest years of operation.

Kevin M. McNamara, age 58. Mr. McNamara has served as a member of the Board of Directors since May 2003. In addition, he provided financial and strategic consulting services to the Company from October 2001 through December 2002. Since February 2015, Mr. McNamara has served as chief executive officer of Censeo Health LLC, a provider of prospective health risk assessments for health plans and healthcare delivery organizations. Mr. McNamara served as executive vice president, chief financial officer and treasurer of HealthSpring, Inc., a managed care company, from April 2005 through May 2009. Mr. McNamara also served as non-executive chairman from April 2005 through January 2006 of MedAvant Healthcare Solutions (f/k/a ProxyMed, Inc.), a provider of automated healthcare business and cost containment solutions for financial, administrative and clinical transactions in the healthcare payments marketplace, and served as interim chief executive officer and as a director of ProxyMed, Inc. from December 2004 through June 2005. Mr. McNamara previously served as chief financial officer and a director of HCCA International, Inc., a healthcare management and recruitment company from October 2002 to April 2005. Mr. McNamara currently serves on the board of directors of Tyson Foods, Inc. ("Tyson"), a food processing company. Mr. McNamara is a Certified Public Accountant (inactive) and holds a B.S. in Accounting from Virginia Commonwealth University and a M.B.A. from the University of Richmond.

Mr. McNamara brings to the Board of Directors extensive financial expertise, experience managing and growing healthcare industry companies, as well as significant general experience serving on boards and board committees of other public companies. Mr. McNamara's experience overseeing risk assessment, accounting and financial reporting for public and other healthcare companies provides equally valuable experience in his role as chair of our Audit Committee. Mr. McNamara also has experience overseeing public and private capital markets and mergers and acquisitions transactions.

Edward A. Ogunro, Ph.D., age 62. Dr. Ogunro has served as a member of our Board of Directors since May 2009.  Dr. Ogunro served as senior vice president, R&D and medical affairs and chief scientific officer at Hospira Inc., a global specialty pharmaceutical and medication delivery company, from April 2004 until December 2007. Prior to Abbott's spin-off of Hospira in 2004, Dr. Ogunro served in a number of leadership positions for over 20 years with Abbott Laboratories ("Abbott"), a global, broad-based health care company, primarily in Abbott's Diagnostics Division, and most recently served as corporate vice president, R&D, medical and regulatory affairs in Abbott's Hospital Products Division. He held numerous other positions with Abbott, including program director for AxSym and divisional vice president for Abbott's Immunodiagnostics and Chemistry R&D Organization. Dr. Ogunro serves on the board of directors of the Myeloproliferative Neoplasms Research Foundation (a not for profit organization). Within the past five years, Dr. Ogunro served on the board of directors of Applied NeuroSolutions, Inc., a company focused on the development of an integrated portfolio of products for the treatment and diagnosis of Alzheimer's disease. Previously, Dr. Ogunro pursued postdoctoral studies and served as an assistant professor at Northwestern University Medical School in Chicago from 1977 to 1982. Dr. Ogunro holds a B.S. in Physiology and Biochemistry from Reading University and a Ph.D. in Biochemistry from London University.

Dr. Ogunro brings to the Board of Directors significant directly relevant technical and operational industry experience in the diagnostics and medical device industry.  Dr. Ogunro has substantial experience in managing complex research and development initiatives for large, evolving portfolios of diagnostic and medical device products, and in securing and maintaining regulatory clearance for such products both domestically and internationally.  Dr. Ogunro's technical background and direct experience with project management is of particular relevance in his role as Chairman of the Strategy and Development Committee and in guiding Luminex in its research and development investments on new products and markets.

Class I Directors (Terms Expire in 2016)

Nachum “Homi” Shamir, age 61. Mr. Shamir joined the Company on October 14, 2014 as President and Chief Executive Officer and was elected to our Board. From 2006 to 2014, Mr. Shamir was the President, Chief Executive Officer and Director of Given Imaging Ltd., a developer of the PillCam capsule, manufacturer and marketer of diagnostic products for the visualization and detection of disorders of the gastrointestinal tract, which was acquired by Covidien PLC in early 2014. Mr. Shamir currently serves on the board of directors of Invendo Medical GmbH, a manufacturer and distributor of a single use and computer-assisted colonoscopy system. Mr. Shamir holds a Bachelor of Science from the Hebrew University of Jerusalem and a Masters of Public Administration from Harvard University.

Mr. Shamir brings to the Board of Directors significant experience in managing businesses in the life sciences industry.  Mr. Shamir has extensive experience in leading the strategic and operational aspects of large and complex, international organizations, with experience in managing manufacturing, research and development, sales and marketing, intellectual property and technology management and international operations.  As the President and Chief Executive Officer of Luminex, Mr. Shamir is responsible for management's execution of operational objectives and serves as an integral connection between the Board of Directors and Luminex's management team, enabling alignment between the Board's strategic expectations and the Company's current and future strategy and operations.

Robert J. Cresci, age 71. Mr. Cresci has served as a member of the Board of Directors since December 1996. He has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of directors of j2 Global Communications, Inc., a provider of outsourced, value-added messaging and communications services and OFS Capital Corporation, a business development company. Within the past five years, Mr. Cresci has served on the board of directors of Sepracor Inc., a research-based pharmaceutical company, and SeraCare Life Sciences, Inc., a provider of a broad scope of biological products and services. Mr. Cresci holds an undergraduate degree in Engineering from the United States Military Academy at West Point and holds a M.B.A. in Finance from the Columbia University Graduate School of Business.

Mr. Cresci became involved with Luminex as an early investor in Luminex. Mr. Cresci has extensive experience serving on the boards of directors of private and public companies within the broader healthcare industry and brings a significant depth of knowledge in capital markets considerations.  Mr. Cresci's knowledge of the operations of public company boards is particularly useful in his current role as chairman of the Nominating and Corporate Governance Committee.  Mr. Cresci also provides continuity to the Board of Directors, given his service on the Board since Luminex's earliest years of operation.

Thomas W. Erickson, age 64. Mr. Erickson has served as a member of the Board of Directors since May 2004. Mr. Erickson served as our Interim President and Chief Executive Officer from September 2002 until our hiring of our former chief executive officer in May 2004. He is currently chairman of the board of Western Dental Services, Inc., a dental practice management company.  Previously, he served as an interim Chief Executive Officer of Western Dental Services, Inc. and as a Senior Advisor to New Mountain Capital, LLC, a private equity firm, chairman of Inmar, Inc., a reverse logistics and revenue recovery company, chairman and interim president of National Medical Health Card Systems, Inc., a pharmacy benefits manager, chairman of the board of PATHCare, Inc., an operator of long term care facilities, chairman of the board of TransHealthcare, Inc., a health care services company, chairman and interim president and chief executive officer of LifeCare Holdings, Inc., an operator of long-term acute care hospitals, and interim president and chief executive officer and director of Omega Healthcare Investors, Inc., a healthcare focused real estate investment trust. Mr. Erickson was also co-founder, president and chief executive officer of CareSelect Group, Inc., a physician practice management company.  Mr. Erickson currently serves on the board of directors of American Renal Holdings, Inc., a national provider of kidney dialysis services.  Mr. Erickson holds a Bachelor's degree from University of Iowa and an M.B.A. from Southern Methodist University.

Mr. Erickson brings to the Board of Directors extensive experience managing and growing healthcare industry companies, as well as significant general experience serving in leadership roles on boards and board committees of other public companies.  Through his experience serving as Luminex's Interim President and Chief Executive Officer from September 2002 until May 2004, Mr. Erickson offers to the Board detailed insight into the Company's business and management considerations. Through his substantial experience in the healthcare industry, in particular healthcare services and delivery, Mr. Erickson offers valuable insight on Luminex and its product offerings from the perspective of healthcare providers.

Class II Directors (Term Expires in 2017)

Fred C. Goad, Jr., age 74. Mr. Goad has served as a member of the Board of Directors since September 1997. Since August 2001, he has been a member in Voyent Partners, L.L.C. (“Voyent”), a private investment company. Mr. Goad served as co-chief executive officer of the transaction services division of WebMD Corporation (“WebMD”), a provider of healthcare transaction, information and technology services, from June 2000 through March 2001. From March 1999 through May 2000, Mr. Goad served as senior advisor to the office of the president of the transaction services division of Quintiles Transnational Corporation (“Quintiles”), a contract research company providing a wide range of clinical research services for biotech and pharmaceutical clients. Mr. Goad served as co-chief executive officer and chairman of Envoy from June 1996 until Envoy was acquired by Quintiles in March 1999. From 1985 to June 1996, Mr. Goad served as president and chief executive officer of Envoy. Mr. Goad holds a B.S. in business from the University of Virginia.

Mr. Goad brings to the Board of Directors extensive experience managing and growing healthcare industry companies, as well as significant general experience serving on boards of other public companies.  Through his vast experience in the healthcare industry, in particular healthcare services and delivery, Mr. Goad offers valuable insights on Luminex and its product offerings and sales and marketing strategies from the perspective of healthcare providers. Mr. Goad also brings continuity to the Board of Directors, given his service on the Board since Luminex's earliest years of operation.

Jim D. Kever, age 62. Mr. Kever has served as a member of the Board of Directors since December 1996. He is a founding member of Voyent. Mr. Kever served as co-chief executive officer of the transaction services division of WebMD from June 2000 to March 2001. From March 1999 through May 2000, Mr. Kever served as chief executive officer of the transaction services division of Quintiles. From August 1995 through March 1999, Mr. Kever was the president and co-chief executive officer of Envoy. Mr. Kever serves on the boards of directors of 3D Systems and Tyson and has served as a director of ACI Worldwide, Inc., a payment systems company, and Emdeon Corporation, a provider of revenue and payment cycle solutions. Mr. Kever holds a B.S. in business administration from the University of Arkansas and a J.D. from the Vanderbilt University School of Law.

Mr. Kever brings to the Board of Directors extensive experience managing and growing healthcare industry companies.  Mr. Kever brings experience in serving on public and private boards. Mr. Kever, through his more recent investment experiences with Voyent, also brings depth of knowledge in managing and growing companies and in capital markets considerations.   Mr. Kever also provides continuity to the Board of Directors, given his service on the Board since Luminex's earliest years of operation.

Jay B. Johnston, age 72. Mr. Johnston has served as a member of the Board of Directors since February 2005. From 2001-2013, Mr. Johnston served as Chairman of QuesTek Innovations, LLC, a privately-held company that designs and markets high tech materials. From 1975-1999, he held numerous positions at Abbott, most recently as corporate vice president for diagnostic assays and systems. He held numerous other positions with Abbott, including president of Dainabot Co. Ltd. and vice president Asia Pacific. Mr. Johnston has experience in general management, product development, technology management, strategic marketing and business development. He holds an M.B.A. in General Management from the Amos Tuck School of Business Administration and a B.A. degree in Public Administration from Dartmouth College.

Mr. Johnston brings to the Board of Directors significant directly relevant industry experience in managing businesses in the diagnostics and life sciences industries.  Mr. Johnston has extensive experience in leading the strategic and operational aspects of large complex, international organizations. Mr. Johnston's knowledge of effective compensation processes for management helps him to guide the Company's compensation programs and policies in his role as Chair of the Compensation Committee. Mr. Johnston also offers particular experience and perspective to the Board of Directors in the areas of product development and marketing strategies through his role on the Strategy and Development Committee.

Required Vote; Recommendation of the Board

Election of Class III directors will be determined by a majority of the votes cast at the Meeting. A majority of the votes cast means that the number of shares voted “for” a nominee exceeds the number of votes “withheld” from such nominee. Abstentions and broker nonvotes are not counted as votes cast with respect to that director and will have no effect on the outcome of the election of directors. As each of the nominees is an incumbent director, if a nominee fails to receive “for” votes representing a majority of the votes cast, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating and Corporate Governance would then be charged with making a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. If the Board determines not to accept the resignation of the incumbent director, the incumbent director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

The Board of Directors unanimously recommends that stockholders vote FOR the election of its nominees for Class III directors.

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As described in “Executive and Director Compensation-Compensation Discussion and Analysis” on page 26 of this proxy statement, the Compensation Committee's goal in setting executive compensation is to provide a compensation program that specifies and rewards executive behavior that is aligned with stockholder interests, effective corporate governance and the successful execution of the Company's business plan and strategies.   Additionally, our executive compensation “clawback” policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors are factors considered in all performance and bonus assessments.

Stockholders are urged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2014. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation objectives and philosophies and in achieving the Company's goals and that the compensation of our named executive officers in fiscal 2014 reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended and as a matter of good corporate governance, stockholders will be asked at the Meeting to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Required Vote; Recommendation of the Board

The “say-on-pay” advisory vote requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting.

The Board of Directors unanimously recommends that stockholders vote FOR Proposal 2.

PROPOSAL 3 - APPROVAL OF THE LUMINEX CORPORATION THIRD AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

Our Board of Directors has adopted, effective as of May 14, 2015, and recommends that you approve the Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan (the “Equity Incentive Plan”). The Luminex Corporation 2006 Equity Incentive Plan was initially approved by our stockholders on May 25, 2006 at our 2006 annual meeting of stockholders, was amended and restated upon the approval by our stockholders on May 21, 2009 at our 2009 annual meeting of stockholders, was further amended and restated upon the approval by our stockholders on May 17, 2012 at our 2012 annual meeting of stockholders and was further amended by our Board of Directors on March 4, 2015 (collectively, the “Original Plan”). The key revisions to the Original Plan as reflected in the Equity Incentive Plan are as follows:

•	increase the number of shares available for issuance under the Original Plan by 3,500,000 shares;

•	require a one year minimum vesting period for awards, subject to certain exceptions;

•	reduce the maximum exercise period of stock options and stock appreciation rights from 10 years to 7 years following the grant date;

•	impose a maximum value of equity awards $400,000 that may be granted to any non-employee director during any 12-month period;

•
authorize the Compensation Committee to determine the eligibility of, and grant awards on different terms and conditions from those specified in the Equity Incentive Plan to, foreign service providers;

•
authorize the Company to require plan participants to return shares and other amounts pursuant to any Company compensation recovery policy (clawback) or applicable laws or regulations relating to restatements to the Company’s publicly-reported financial results;

•
increase the limitation on the number of shares of our common stock that relate to options, stock appreciation rights or performance awards a participant may receive under the Equity Incentive Plan in a calendar year from 300,000 to 350,000; and

•	miscellaneous clarifications to plan language, including updates to certain provisions to facilitate compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NASDAQ rules require us to obtain stockholder approval of material amendments to equity compensation plans, such as the increase in shares available for issuance under the Original Plan.

The primary purpose of the Equity Incentive Plan is to promote the interests of the Company and its stockholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its stockholders. Increasing the number of shares available for issuance under the Equity Incentive Plan will enable the Company to continue to attract, retain and motivate key officers, employees and directors.  As of March 24, 2015:

•	1,267,129 shares were available for grant from the Original Plan (our only equity incentive plan with shares remaining available for grant);

•
awards were outstanding representing 1,523,623 shares that are “full-value” awards (i.e., restricted shares, restricted stock units or other full-value awards as contemplated by the Equity Incentive Plan);

•	options representing 1,737,258 shares were outstanding;

•	the weighted-average exercise price for outstanding options was $17.39;

•	the weighted-average remaining term for outstanding options was 6.5 years; and

•	43,135,004 shares of our common stock were outstanding and the closing price of a share of our common stock on the NASDAQ was $16.08.

The following table sets forth information related to grants of stock options, restricted shares and restricted share units by the Company in fiscal years 2012, 2013 and 2014:

Fiscal Year	Shares Subject to Options Granted	Restricted Shares Granted	Restricted Share Units Granted
2012	160,312	329,096	123,161
2013	159,026	353,537	109,393
2014	250,000	637,184	139,417
Total	569,338	1,319,817	371,971

In addition, in fiscal year 2015 through March 24, 2015, the Company granted stock options for the purchase of 917,546 shares of common stock, 268,648 restricted shares of common stock and 72,690 restricted share units.

Background for Request to Submit the Equity Incentive Plan for Approval by Stockholders. In determining to adopt the Equity Incentive Plan and recommend the Equity Incentive Plan for stockholder approval, the Board and the Compensation Committee considered various factors, including the following:

•
As of March 24, 2015, approximately 1,267,129 shares remain available for grant under the Original Plan. Based on historical usage, current share price of our common stock and expected practices, and noting that future circumstances may require the Company to make changes to its expected practices, the Company estimates that the existing shares available for grant under the Original Plan would be sufficient to make equity grants for approximately one year.

•	If the Equity Incentive Plan is approved, the Company would have 3,500,000 additional shares authorized for issuance for future awards under the plan.

•	The additional shares to be authorized for grant under the Equity Incentive Plan would be dilutive to stockholders by 8% based on the outstanding shares as of March 24, 2015.

•
Based on historical usage and current share price of our common stock, the Company estimates that the additional 3,500,000 shares to be authorized for grant under the Equity Incentive Plan, if approved by the Company’s stockholders, should be sufficient for the Company to make equity grants for approximately the next 3 years, assuming the Company continues to grant awards consistent with its historical usage and expected practices, and noting that future circumstances may require us to make changes to our expected practices.

Important Provisions. The Equity Incentive Plan contains a number of provisions that the Company believes are consistent with the interests of the Company’s stockholders and sound corporate governance practices, including:

•	Shares Available Under the Plan. Stockholder approval will be required before any additional shares can be authorized for issuance under the Equity Incentive Plan.

•
No Repricing of Stock Options or Stock Appreciation Rights. The Equity Incentive Plan prohibits the repricing of stock options or stock appreciation rights without stockholder approval. This restriction applies to both direct repricing (lowering the exercise price of a stock option) and indirect repricing (canceling an outstanding stock option in exchange for cash or another award) other than in connection with a change in control or a substitute award.

•
Seven Year Stock Option and Stock Appreciation Right Term. Stock options and stock appreciation rights are generally not exercisable after the expiration of seven (7) years following the date of grant.

•
No Liberal Share Counting. The Equity Incentive Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or to satisfy tax withholding requirements with respect to options or stock appreciation rights.

•
No Discounted Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights (other than substitute awards) must have an exercise price or base price equal to or greater than the fair market value of the underlying common stock on the date of grant.

•
Minimum Vesting Periods. Equity awards (other than substitute awards) to employees are generally required to have a vesting period of not less than one year from the date of grant, subject to certain exceptions.

•	Limit on Awards to Non-Employee Directors. The Equity Incentive Plan imposes a maximum value of equity awards $400,000 that may be granted to any non-employee director during any 12-month period.

•
Definition of Change in Control. The Equity Incentive Plan defines “change in control” in a manner such that a change in control would not be deemed to occur until the actual consummation of the event that results in the change-in-control, and similarly provides that no award agreement shall define a change in control to have accrued prior to such event.

•
Independent Committees. The Equity Incentive Plan will be administered by the Compensation Committee, except for non-employee director awards which will be administered by the Board. Each of the members of the Compensation Committee qualifies as “independent” under the listing standards of NASDAQ.

•
Clawback Policy. The Company has the authority to require participants to pay back some or all of any cash or shares received in connection with an award in the event such repayment is required in connection with a Company compensation recovery policy (clawback) or any laws or regulations relating to restatements of the Company’s publicly reported financial results.

The following is a brief summary of the principal features of the Equity Incentive Plan, which is qualified in its entirety by reference to the Equity Incentive Plan itself, a copy of which is attached hereto as Annex A and incorporated herein by reference.

Shares Available for Awards under the Plan. Under the Equity Incentive Plan, awards may be made in common stock of the Company. Subject to adjustment as provided by the terms of the Equity Incentive Plan, the maximum number of shares of our common stock with respect to which awards may be granted under the Equity Incentive Plan is the sum of (i) 3,500,000 and (ii) the number of shares available for grant under the Original Plan as of the end of the day on May 14, 2015 (assuming approval of this Proposal on the date of the Meeting). Except as adjusted in accordance with the terms of the Equity Incentive Plan, no more than 1,000,000 shares of our common stock authorized under the Equity Incentive Plan may be awarded as incentive stock options.

Each share issued pursuant to an option shall reduce the share reserve by one share. Each share subject to a redeemed portion of a stock appreciation right (“SAR”) shall reduce the share reserve by one share. Each share issued pursuant to a restricted stock award or a restricted stock unit award shall reduce the share reserve by 1.67 shares. If any award granted under the Equity Incentive Plan, the Original Plan or the Company’s 2000 Long-Term Incentive Plan (the “2000 Plan”) expires, terminates, is settled in cash (in whole or in part) or is otherwise forfeited or canceled for any reason before it has vested, settled or been exercised in full, the shares subject to such award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for awards under the Equity Incentive Plan and the share reserve will be increased. Any shares that again become available for grant shall be added back as (i) one share if such shares were subject to options or SARs granted under the Equity Incentive Plan, the Original Plan or under the 2000 Plan, and (ii) 1.67 shares if such shares were subject to restricted share or restricted share unit awards granted under the Equity Incentive Plan, the Original Plan or under the 2000 Plan. Notwithstanding the foregoing, if an option or SAR is exercised, in whole or in part, by tender of shares or if the Company’s tax withholding obligation is satisfied by withholding shares, the number of shares deemed to have been issued under the Equity Incentive Plan shall be the number of shares that were subject to the option or SAR or portion thereof, and not the net number of shares actually issued, and any SARs to be settled in shares shall be counted in full against the number of shares available for issuance under the Equity Incentive Plan, regardless of the number of shares issued upon the settlement of the SAR.

Shares issued by the Company as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by a company acquired by the Company, or with which the Company combines (“Substitute Awards”), do not reduce the number of shares available for awards under the Equity Incentive Plan.

In addition, the Equity Incentive Plan imposes individual limitations on the amount of certain awards in order to facilitate compliance with Sections 162(m), 422 and 409A of the Code. Under these limitations, no single participant may receive options or SARs in any calendar year that, taken together, relate to more than 350,000 shares of our common stock, subject to adjustment in certain circumstances.

With certain limitations and exceptions, awards made under the Equity Incentive Plan will be equitably and proportionately adjusted by the Compensation Committee of the Board of Directors (the “Committee”), as deemed appropriate by the Committee, to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Equity Incentive Plan in the event of any stock dividend, reorganization, recapitalization, stock split, combination, merger, consolidation, change in laws, regulations or accounting principles or other relevant unusual or nonrecurring event affecting the Company.

Eligibility and Administration. Current and prospective officers and employees, and directors of, and consultants to, the Company or its subsidiaries or affiliates are eligible to be granted awards under the Equity Incentive Plan. As of March 24, 2015, approximately 750 individuals were eligible to participate in the Equity Incentive Plan. However, the Company has not at the present time determined who will receive the shares of common stock that will be authorized for issuance under the Equity Incentive Plan or how they will be allocated and the number of individuals actually receiving equity will be significantly less than the number of individuals eligible under the Equity Incentive Plan.  The Committee will administer the Equity Incentive Plan, except with respect to awards to non-employee directors, for which the Equity Incentive Plan will be administered by the Board of Directors. The Committee will be composed of not less than two non-employee directors, each of whom will be a “Non-Employee Director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder, an “outside director” within the meaning of Section 162(m) and the regulations promulgated under the Code and will be an independent director as defined by the listing standards of the NASDAQ. Subject to the terms of the Equity Incentive Plan, the Committee is authorized to select participants, determine eligibility for participation and decide all questions concerning eligibility for and the amount of awards under the Equity Incentive Plan, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the Equity Incentive Plan, and make all other determinations which may be necessary or desirable for the administration of the Equity Incentive Plan.

In addition, the Equity Incentive Plan authorizes the Committee to grant awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company, grant Substitute Awards on such terms and conditions as the Committee may prescribe, and, subject to compliance with the incentive stock option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, make all determinations under the Equity Incentive Plan concerning any participant’s separation from service with the Company, including whether such separation occurs by reason of cause, good reason, disability, retirement, or in connection with a change in control and whether a leave constitutes a separation from service.

Stock Options and Stock Appreciation Rights. The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Committee is also authorized to grant SARs, either with or without a related option. The grant of an option or SAR occurs when the Committee by resolution, written consent, or other appropriate action determines to grant such option or SAR for a particular number of shares of our common stock to a particular participant at a particular option price or grant price, or such later date as the Committee shall specify in such resolution, written consent or other appropriate action. The Committee may specify the terms of such grants subject to the terms of the Equity Incentive Plan. The exercise price per share subject to an option and the grant price of an SAR is determined by the Committee at the time granted, but may not be less than the fair market value of a share of common stock on the date of the grant, except in the case of Substitute Awards. In the case of Substitute Awards or awards granted in connection with an adjustment in the form of options or SARs, such grants shall have an option price (or grant price) per share that is intended to maintain the economic value of the award that was replaced or adjusted as determined by the Committee. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following separation from service generally are fixed by the Committee, except that no option or SAR may have a term exceeding seven years. Incentive stock options that are granted to holders of more than ten percent of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

A stock option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Stock options and SARs shall be exercised by written notice of intent to exercise the stock option or SAR and, with respect to options, payment in full to the Company of the amount of the option price for the number of shares with respect to which the option is then being exercised. An award agreement may provide that the period of time over which an option, other than an incentive stock option, or SAR may be exercised shall be automatically extended if on the scheduled expiration of such award, the participant’s exercise of such award would violate applicable securities law.  However, during the extended exercise period the option or SAR may be exercised only to the extent such award was exercisable in accordance with its terms immediately prior to such scheduled expiration date and such extended exercise period shall end not later than 30 days after the exercise of such option or SAR first would no longer violate such laws.

Payment of the option price shall be made in (i) cash or cash equivalents, or, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered shares previously acquired by the participant, valued at the fair market value of such shares on the date of exercise (or the next trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding shares (net-exercise) otherwise deliverable to the participant pursuant to the option having an aggregate fair market value at the time of exercise equal to the total option price. Until the participant has been issued the shares subject to such exercise, he or she possesses no rights as a stockholder with respect to such shares. The Company reserves the right to establish, decline to approve or terminate any program or procedures for the exercise of options by means of a method set forth in subsection (iv) above, including with respect to one or more participants specified by the Company notwithstanding that such program or procedures may be available to other participants.

Except as otherwise provided in the applicable award agreement, an option or SAR ceases to become exercisable upon a separation from service of the holder thereof. Subject to the satisfaction of the required minimum vesting period, the Committee may determine in its discretion that an option or SAR may be exercised following any such separation from service, whether or not exercisable at the time of such separation.  However, in no event may an option or SAR be exercised after the original stated expiration date of such award specified in the applicable award agreement, except as otherwise provided in the Equity Incentive Plan.

Except for Substitute Awards, or the death or disability of the participant, or in the event of a change in control, options and SARs (including those issued as or as payment for performance awards) shall have a vesting period of not less than one (1) year from the date of grant (inclusive of any performance periods related thereto). Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to (i) awards to new hires to replace forfeited awards from a prior employer or (ii) awards to non-employee directors or any consultant or advisor who provides services to the Company or a subsidiary; provided, that not more than 5% of the share reserve may be issued pursuant to awards having a vesting period of less than one year from the date of grant (inclusive of any performance periods related thereto).
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Restricted Shares and Restricted Share Units. The Committee is authorized to grant restricted shares and restricted share units. Restricted shares are shares of the Company’s common stock subject to transfer restrictions as well as forfeiture upon certain separations from service prior to the end of a restricted period or other conditions specified by the Committee in the award agreement. A participant granted restricted shares generally has most of the rights of a stockholder of the Company with respect to the restricted shares, including the right to receive dividends and the right to vote such shares. None of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Each restricted share unit has a value equal to the fair market value of a share of our common stock on the date of grant. The Committee determines, in its sole discretion, the restrictions applicable to the restricted share units. The applicable award agreement will specify whether a participant will be credited with dividend equivalents on any vested restricted share units at the time of any payment of dividends to stockholders on shares of our common stock. Except as determined otherwise by the Committee, restricted share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment (or other service-providing capacity) of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met. Restricted share units are subject to similar transfer restrictions as restricted shares, except that no shares are actually awarded to a participant who is granted restricted share units on the date of grant, and such participant shall have no rights of a stockholder with respect to such restricted share units until the restrictions set forth in the applicable award agreement have lapsed.

Except for Substitute Awards, or the death or disability of the participant, or in the event of a change in control, restricted stock awards and restricted stock unit awards (including those issued as or as payment for performance awards) shall have a vesting period of not less than one (1) year from the date of grant (inclusive of any performance periods related thereto). Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to (i) awards to new hires to replace forfeited awards from a prior employer or (ii) awards to non-employee directors or any consultant or advisor who provides services to the Company or a subsidiary; provided, that not more than 5% of the share reserve may be issued pursuant to awards having a vesting period of less than one year from the date of grant (inclusive of any performance periods related thereto).

Performance Awards. A performance award consists of a right that is denominated in cash or shares of the Company’s common stock, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the Committee, and payable at such time and in such form as the Committee shall determine. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Committee. Separation from service prior to the end of any performance period, other than for reasons of death or total disability, will result in the forfeiture of the performance award. A participant’s rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution or as the Committee may otherwise determine.

Performance awards are subject to certain specific terms and conditions under the Equity Incentive Plan. Unless otherwise expressly stated in the relevant award agreement, each performance award granted to a Covered Officer under the Equity Incentive Plan (as defined therein) is intended to be performance-based compensation within the meaning of Section 162(m) of the Code. Performance goals for Covered Officers will be limited to one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units, business segments or divisions: (a) earnings before interest, taxes, depreciation, amortization and/or stock compensation; (b) operating (or gross) income or profit; (c) operating efficiencies; (d) return on equity, assets, capital, capital employed or investment; (e) after tax operating income; (f) net income; (g) earnings or book value per share; (h) financial ratios; (i) cash flow(s); (j) total sales or revenues or sales or revenues per employee; (k) production (separate work units or SWUs); (l) stock price or total stockholder return; (m) dividends; (n) debt or cost reduction, controls or objectives; (o) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions, joint ventures or collaborations or divestitures; (p) sales by market, market segment or product type or group; (q) gross profit margin (dollars or percent of sales) by business unit, product groups or areas of the world; or (r) any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in the Equity Incentive Plan to exclude any of the following events that occur during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action, and (vii) any other event that the Committee determines is not directly related to the operations of the Company or not within the reasonable control of the Company’s management; provided that the Committee commits to make any such adjustments no longer than 90 days following the commencement of each applicable performance period (or such other time as may be required or permitted by Section 162(m) of the Code). Notwithstanding the foregoing, the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a performance award; provided the minimum vesting period requirements (inclusion of applicable performance periods) of the Equity Incentive Plan shall apply to such awards.

To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable award agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period. Subject to the other limitations set forth in the Equity Incentive Plan, with respect to any Covered Officer, the maximum number of shares in respect of which all performance awards may be granted under the Equity Incentive Plan in any year is 350,000 and the maximum amount of all performance awards that are settled in cash in any year is $3,000,000.

For purposes of the share counting provisions of the Equity Incentive Plan, a performance award that is not settled in cash shall be treated as (i) an option award if the amounts payable thereunder will be determined by reference to the appreciation of a share, and (ii) a restricted share award if the amounts payable thereunder will be determined by reference to the full value of a share.

Other Stock-Based Awards. The Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. The Committee will determine the terms and conditions of such awards, consistent with the terms of the Equity Incentive Plan; provided, however, that the minimum vesting period requirements of the Equity Incentive Plan applicable to restricted stock and restricted stock units shall apply to such awards. For purposes of the share counting provisions of the Equity Incentive Plan, any other stock-based award that is not settled in cash shall be treated as (i) an option award if the amounts payable thereunder will be determined by reference to the appreciation of a share, and (ii) a restricted share award if the amounts payable thereunder will be determined by reference to the full value of a share.

     Non-Employee Director Awards. The Board of Directors may provide that all or a portion of a non-employee director’s annual retainer and/or retainer fees or other awards or compensation as determined by the Board of Directors be payable in non-qualified stock options, restricted shares, restricted share units and/or other stock-based awards, including unrestricted shares, either automatically or at the option of the non-employee directors. The Board of Directors will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board of Directors. Non-employee directors are also eligible to receive other awards pursuant to the terms of the Equity Incentive Plan, including options and SARs, restricted shares and restricted share units, and other stock-based awards upon such terms as the Committee may determine.  With respect to awards made to members of the Committee, the Equity Incentive Plan will be administered by the Board of Directors. The maximum number of shares subject to awards granted during any twelve month period to any non-employee director shall not exceed $400,000 in total value. The Board of Directors may not, without the approval of the Company’s stockholders, increase this non-employee director limit.

Separation from Service. The Committee will determine the terms and conditions that apply to any award upon a participant's separation from service with the Company, its subsidiaries and affiliates, and may provide such terms in the applicable award agreement or in its rules or regulations.

Change in Control. Unless otherwise provided by the Committee, or in an award agreement or by a contractual agreement between the Company and a participant, if, within one year following a Change in Control (as defined in the Equity Incentive Plan), a participant separates from service with the Company (or its successor) by reason of (a) death; (b) disability; (c) normal retirement or early retirement; (d) for Good Reason (as defined in the Equity Incentive Plan) by the participant; or (e) involuntary termination by the Company for any reason other than for Cause (as defined in the Equity Incentive Plan), all outstanding Awards of such participant shall vest, become immediately exercisable and payable and have all restrictions lifted. For purposes of an award subject to Section 409A of the Code, Good Reason shall exist only if (i) the participant notifies the Company of the event establishing Good Reason within 90 days of its initial existence, (ii) the Company is provided 30 days to cure such event and (iii) the participant separates from service with the Company (or its successor) within 180 days of the initial occurrence of the event.

Additionally, in the event of a Change in Control, subject to certain conditions provided for in the Equity Incentive Plan: (i) the Committee may take such actions as it deems appropriate to provide for the acceleration of the exercisability, vesting and/or settlement in connection with such Change in Control of each or any outstanding award or portion thereof and shares acquired pursuant thereto upon such conditions (if any), including termination of the participant’s service prior to, upon, or following such Change in Control, to such extent as the Committee shall determine, (ii) the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any participant, either assume or continue the Company’s rights and obligations under each or any award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable (in the event of such an assumption, continuation or substitution, the Acquiror must grant the rights set forth in the paragraph above to the participants in respect of such assumed, continued or substituted awards), (iii) the Committee may, in its discretion and without the consent of any participant, determine that, upon the occurrence of a Change in Control, each or any award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) subject to such canceled award in (a) cash, (b) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (c) other property which, in any such case, shall be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such award (which payment may, for the avoidance of doubt, be $0, in the event the per share exercise or purchase price of an award is greater than the per share consideration in connection with the Change in Control); and (iv) the Committee may, in its discretion, provide that in the event of a Change in Control, (a) any outstanding performance awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (b) all then-in-progress performance periods for performance awards that are outstanding shall end and either any or all participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question or, at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such performance award, if at all, and (c) the Company shall cause to be paid to each participant such partial or full performance awards, in cash, shares or other property as determined by the Committee, within thirty days of such Change in Control, based on the Change in Control consideration, which amount may be $0 if applicable.

Amendment and Termination. The Board of Directors may amend, alter, suspend, discontinue or terminate the Equity Incentive Plan or any portion of the Equity Incentive Plan at any time, except that stockholder approval must be obtained for any such action if such approval is necessary to comply with any tax or regulatory requirement with which the Board of Directors deems it desirable or necessary to comply. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. The Committee does not have the power, however, to (i) lower the option price of any option after it is granted, (ii) reduce the grant price of any SAR after it is granted, (iii) cancel any option when the option price exceeds the fair market value of the underlying shares in exchange for cash or another award (other than in connection with a Change in Control or a Substitute Award), (iv) cancel any SAR when the grant price exceeds the fair market value of the underlying shares in exchange for cash or another award (other than in connection with a Change in Control or a Substitute Award), or (v) take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the NASDAQ, in each case without the approval of the Company’s stockholders. The Committee also may not materially and adversely affect the rights of any award holder without the participant’s consent.

Other Terms of Awards. The Company may take action, including the withholding of amounts from any award made under the Equity Incentive Plan, to satisfy withholding and other tax obligations. Except as permitted by the applicable award agreement, awards granted under the Equity Incentive Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or as permitted by the Committee in its discretion.

Awards to Non-U.S. Participants. The Committee is authorized to determine which service providers outside the United States shall be eligible to participate in the Equity Incentive Plan. The Committee may grant awards to eligible persons who are foreign nationals and/or reside outside the United States on such terms and conditions different from those specified in the Equity Incentive Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Equity Incentive Plan. The Committee is authorized to adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Equity Incentive Plan to accommodate the specific requirements of local laws, procedures, and practices.

Company Clawback Policy. The Company is authorized to require any participant to return shares (or the value of such shares when originally released to participant), dividends paid thereon and any other amount required by law to be returned, in the event that such repayment is required in order to comply with any Company compensation recovery (or other clawback) policy as then in effect or any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

Effective Date. No new awards may be granted under the Equity Incentive Plan after the tenth anniversary of the effective date of such plan.

Certain Federal Income Tax Consequences. The following is a brief description of the Federal income tax consequences generally arising with respect to awards under the Equity Incentive Plan.

     Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, a SAR, a restricted share award or a restricted share unit award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of common stock acquired on the date of exercise. Similarly, the exercise of a SAR will result in ordinary income on the value of the SAR to the individual at the time of exercise.

If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of common stock), and (ii) the exercise price. Otherwise, a participant’s disposition of shares of common stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares of common stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or SAR).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or SAR. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to disposition of the shares.

Upon an award of restricted shares, the participant will recognize ordinary income on the fair market value of the common stock at the time restricted shares vest unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any common stock acquired through the vesting of a restricted share award. For this purpose, the participant’s basis in the common stock is its fair market value at the time the restricted share becomes vested (or is granted, if an election under Section 83(b) is made). Payments made under restricted share units or performance awards are taxable as ordinary income at the time the shares or payments due thereunder are paid or otherwise made available to, and are transferable by, the participant.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to its chief executive officer and certain other most highly compensated executives. However, compensation that constitutes qualified “performance-based compensation” is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. The Company generally intends that, except as otherwise determined by the Committee (i) performance awards and (ii) options and SARs granted with an exercise price at least equal to 100% of fair market value of the underlying shares of common stock at the date of grant to employees the Committee expects to be named executive officers at the time a deduction arises in connection with such awards, constitutes qualified “performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations. The Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m) of the Code, however, if such limitation is not in the best interests of the Company and its stockholders.

Although the Company intends to administer the Equity Incentive Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Equity Incentive Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any participant for any tax, interest, or penalties that participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the Equity Incentive Plan.

The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the Equity Incentive Plan. This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Equity Incentive Plan are urged to consult a tax advisor as to the tax consequences of participation.

The Equity Incentive Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

Required Vote; Recommendation of the Board

The approval of the Equity Incentive Plan requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting.

The Board of Directors unanimously recommends that stockholders vote FOR Proposal 3.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2014, certain information with respect to shares of our common stock authorized for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
	(A)	(B)	(C)
Equity compensation plans approved by security holders	1,885,592	$18.84	2,904,794
Equity compensation plans not approved by security holders	—	$—	—
Total	1,885,592		2,904,794

The number of securities remaining available for issuance in column (C) above will no longer be available under the Original Plan after May 14, 2015 for future grants if the Equity Incentive Plan is approved by stockholders, but will be transferred to the Equity Incentive Plan and will be available for issuance under the Equity Incentive Plan. All grants occurring between December 31, 2014 and May 14, 2015 were and will be made from shares available under the Original Plan, and the shares available under the Equity Incentive Plan will be reduced by one (1) share for each option and SAR granted and by 1.67 shares for each restricted stock award or a restricted stock unit award granted.

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm to audit the financial statements of the Company and to perform other accounting services, if appropriate, for the year ending December 31, 2015.  Such appointment will be presented to the stockholders for ratification at the Meeting.  A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm is not required by the Company's bylaws or otherwise.  However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees paid to Ernst & Young LLP for services provided during the years ended December 31, 2014 and 2013 are presented below.

Audit Fees.  The aggregate audit fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, an A-133 audit and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings totaled $830,000 for 2014 and $727,000 for 2013.

Audit-Related Fees.  There were no other fees billed to us by Ernst & Young LLP for assurance and related services with regard to the performance of the audit or review of the Company’s consolidated financial statements, and for the review of the Company’s internal controls over financial reporting, not described above under “Audit Fees,” for 2014 and 2013.

Tax Fees.  The aggregate tax fees billed to us by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning totaled $25,000 for 2014 and $40,000 for 2013.

All Other Fees.  There were no fees billed by Ernst & Young LLP for products or services other than those described above for 2014 and 2013.

The Restated Audit Committee Charter, among other things, requires the Audit Committee to pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor.  The Audit Committee has adopted a pre-approval policy in order to ensure that the performance of audit and non-audit services by the independent auditor does not impair the auditor's independence.  The policy provides for the general pre-approval of specific types of services, gives guidance to management as to the specific type of services that are eligible for pre-approval and provides cost limits for each such service on an annual basis.  The policy requires specific pre-approval of all other permitted services.  Requests or applications to provide services that require separate approval by the Audit Committee are submitted by the Company's chief financial officer to the Audit Committee and must include a statement as to whether, in the chief financial officer's view, the request or application is consistent with the SEC's rules on auditor independence.  The Audit Committee may delegate pre-approval authority to one or more of its members who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All audit related services, tax services and other services provided in 2014 and 2013 were pre-approved by the Audit Committee.  The Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of the firm's independence in the conduct of its auditing functions.

Required Vote: Recommendation of the Board

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter.

The Board of Directors unanimously recommends that stockholders vote FOR Proposal 4.

 REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

To the Stockholders of Luminex Corporation:

The Board of Directors maintains an Audit Committee comprised of three independent directors.  The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of the SEC and NASDAQ that govern audit committee composition, including the requirement that audit committee members meet the heightened independence requirements as contemplated by the applicable rules of the NASDAQ Global Select Market.  The Audit Committee operates under a written charter, which was adopted by the Board of Directors (as amended to date, the “Restated Audit Committee Charter”).  A copy of the Restated Audit Committee Charter may be viewed on the Investor Relations section of our website at www.luminexcorp.com.

Pursuant to the Restated Audit Committee Charter, the Audit Committee oversees the financial reporting process on behalf of the entire Board of Directors.  The Audit Committee is responsible for the appointment, compensation and oversight of the work of Luminex’s independent registered public accountants.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  Our independent registered public accountants are responsible for performing an independent audit of Luminex’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles and auditing the effectiveness of Luminex’s internal control over financial reporting and issuing a report thereon.  In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management and the independent registered public accountants the audited and interim financial statements included in our reports filed with the SEC in advance of the filings of such reports.

The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accountants.  Furthermore, the Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (Communications with Audit Committee).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants’ independence.

The Audit Committee discussed with the independent registered public accountants the overall scope and plans for their audit.  The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examination, their evaluation of Luminex’s internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of Luminex’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Kevin M. McNamara (Chairman)
Robert J. Cresci
Thomas W. Erickson

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Risk Assessment
The Compensation Committee of the Board of Directors (the “Committee”), with the participation of Aon Hewitt Associates, LLC (“Aon Hewitt”) and management, conducted a risk assessment of the Company’s compensation programs. As part of this assessment, the Committee reviewed our compensation programs for certain design features identified by the Committee’s advisors as having the potential to encourage excessive risk-taking, and considered our compensation programs in light of our key enterprise and business strategy risks. The Committee noted that our programs are designed so that they do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or “all or nothing” bonus payouts or unreasonable performance goals. The Committee also noted several design features of our cash and equity incentive programs that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics, maximum payouts at levels deemed appropriate, Committee oversight and direction over executive compensation programs, the presence of severance plans for executives through employment agreements, and balance between compensation elements that focus on short-term financial and operating performance and those that reward for longer-term Company performance and stock appreciation, especially when combined with our executive stock ownership guidelines. Additionally, our executive compensation “clawback” policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors are factors considered in performance and bonus assessments. Based on its assessment, the Committee believes that our compensation programs align behavior which supports stockholder interest and do not motivate or promote risk taking that could reasonably be expected to have a material adverse effect on the Company.
Compensation Discussion and Analysis

The following discussion and analysis is presented in the following order:

2014 Executive Summary	2014 Executive Compensation Review
Overview of Compensation Process	Additional Disclosures
Compensation Philosophy	2015 Executive Compensation Preview
Program Design

2014 Executive Summary
Our compensation programs are designed to reward executive behavior that is aligned with stockholder interests, effective corporate governance and the successful execution of the Company’s business plan and strategies. We believe that this approach is in line with building long-term stockholder value.
Key Business and Strategic Highlights.
2014 was a year of change. The Company has been focused on development, validation, clearance and preparation for commercial launch of its ARIES® system, the next generation sample-to-answer platform for Luminex’s MultiCode - RTx technology and incurred a major leadership change in the fourth quarter as the Company’s chief executive officer of ten years retired and a new chief executive officer was engaged. Operationally, the Company progressed with:

•	Consolidated revenue of $227.0 million for 2014, representing a 6% increase over revenue for 2013.

•	System shipments of 950 multiplexing analyzers.

•	Royalty revenue reflecting over $456 million of royalty bearing end user sales on our technology for the year, a 7% increase in royalty revenue over the prior year.

•	Assay revenue of $87.7 million, an 18% increase over 2013.

•	Receipt of FDA clearance to add new clinical targets and additional sample type for use with xTAG® Gastrointestinal Pathogen Panel.

On October 14, 2014, Mr. Balthrop, our then president and chief executive officer and a member of our Board of Directors, retired from such positions and Mr. Nachum “Homi” Shamir was appointed president and chief executive officer (“CEO”). The Company engaged in a thorough and significant search process and negotiated at arm’s length with Mr. Shamir regarding the terms of his engagement. Our Board of Directors determined that Mr. Shamir was the right leader to take the Company forward based upon his prior track record of delivering strong financial results and creating stockholder value. In constructing the compensation package for Mr. Shamir, our Board of Directors reflected on the following:

•	the belief that it was necessary to offer a competitive compensation package that accounted for Mr. Shamir’s status as a premier chief executive officer candidate;

•	a recognition that Mr. Shamir would be an excellent candidate for many other companies, including public and private companies much larger than us; and

•	the particular skill sets of Mr. Shamir were determined to be in the best interests of the Company.

Mr. Shamir’s annual base salary was established at $600,000 ($100,000 lower than the former CEO) and his target annual performance-based cash incentive opportunity (beginning with 2015) is 100% of his earned base salary for the year, consistent with what was applicable for the former CEO. “On-boarding” equity consisted of (i) an option to purchase 250,000 shares of common stock (at an exercise price of $21.10 per share) and (ii) 100,000 shares of restricted stock, each vesting over four years and granted pursuant to the Company’s Second Amended and Restated 2006 Equity Incentive Plan (the “Equity Plan”). The Committee determined that having a significant portion of Mr. Shamir’s initial equity grant in the form of options makes a material portion of the value of the on-boarding award linked to long term share price appreciation to help ensure Mr. Shamir is appropriately motivated and focused on delivering increased per share value. You will further see this philosophy continued in 2015 with the 2015 annual equity awards for executive officers.

The terms of Mr. Shamir’s employment arrangement are described in further detail below.

Compensation Objectives and Philosophy
Overview. We strive to design our compensation programs to specify and reward executive behavior that is aligned with stockholder interests, effective corporate governance and the successful execution of the Company’s business plan and strategies. The Committee has established the following primary objectives in designing and reviewing compensation for our CEO and our other executive officers:

•	Offer competitive and effective total compensation opportunities for executives that enable the Company to attract, reward and retain skilled executives in a competitive recruiting environment;

•
Provide a substantial portion of executive compensation through performance-contingent compensation, where annual incentives are based on achieving designated and pre-approved quantitative and qualitative measures of Company performance;

•
Encourage and share superior and sustained corporate performance based on performance measures that create value for stockholders, reward corporate growth and encourage measured risk-taking in support of our corporate objectives; and

•	Align the long-term financial interests of our executives with those interests of our stockholders by focusing incentives on long-term operating performance and stock price appreciation.
As described in more detail below, our core compensation philosophies include the following:

•	Each element of compensation supports our compensation objectives and should, when viewed collectively, work together to appropriately support all of these objectives;

•
Our compensation programs create a management culture that is performance-driven and has a vested interest in increasing stockholder value and the successful execution of our corporate goals and strategies;

•	Our compensation decisions support the Company’s anticipated growth and executive development;

•	Our compensation decisions are flexible to reflect the unique attributes of the Company and the contributions of each executive; and

•	Our compensation programs and policies consider external perceptions and “good governance” and should not provide incentives for excessive risk taking for short-term gains.
Key Features of Our Compensation Decisions and Results for 2014
The following chart is an overview of the actions taken in 2014 by the Committee (in thousands): (1)

Title	Name		Annual Base Salary		Annual Cash Bonus Paid		Long Term Equity Grant Date Value (2)		Total Compensation
CEO	Balthrop	(3)	$700	(3)	$500	(3)	$1,740	(3)	$2,940
CFO	Currie		$373		$210		$500		$1,083
SVP	Bridge-Cook		$383	(4)	$189	(4)	$400		$972
SVP	Bradley		$335	(5)	$189		$400		$924
SVP	Reiter		$334		$192		$300		$826

(1)
Amounts reported in this chart may differ from the amounts determined under SEC rules in the Summary Compensation Table and describe compensation approved and granted in 2014 only. This is provided as an overview summary for utilization by the reader and not as a substitute for the SEC presentation. See the narrative and tables herein accompanying the 2014 Summary Compensation Table on page 44 hereof.

(2)
Seventy-five percent (75%) of the total shares subject to the grants to Mr. Reiter and Mr. Balthrop will be returned to the Equity Plan share pool for future issuance due to their respective departures.

(3)
Mr. Balthrop retired on October 14, 2014. The base salary provided represents his base salary rate determined by the Committee in 2014, not the prorated amount actually paid in 2014. Mr. Balthrop’s bonus amount was also prorated to reflect his retirement during the performance period. With respect to his equity award, of a total of 86,395 number of shares granted, only 21,599 shares vested as a result of his employment and consulting period. Mr. Balthrop’s successor, Mr. Shamir was appointed October 14, 2014 and his compensation is otherwise discussed herein.

(4)	Paid in Canadian dollars.

(5)	Increased to $355,888 on October 1, 2014 for expanded responsibilities.

Consistent with our objectives and philosophies and the evolving nature of the Company, our compensation programs for our named executive officers for fiscal 2014 included the following key features described below and reflected in the chart above:

•
Base Salaries. Salary adjustments for our named executive officers, excluding the current and former CEOs, reflect total merit-based adjustments of approximately 2.5% to 3.5%. The larger increases were awarded for additional responsibilities, market equity and individual performance. Mr. Bradley received an additional 6.1% increase in salary in October 2014 for expanded responsibilities. Our former CEO’s base salary was unchanged across 2012, 2013 and 2014.

•
Annual Performance-Based Cash Awards. We provide our named executive officers a market competitive performance-based annual incentive opportunity based upon the achievement of specific Company, business unit and personal objectives. See “2014 Executive Compensation Reviews - Performance Based Cash Awards” herein. Consistent with our philosophy of linking annual incentive payouts with Company and differentiated project and department performance achievements, annual bonuses earned and paid for 2014 ranged from approximately 99% to 116% of the 2014 target for the named executive officers (other than our current and former CEOs), reflecting the partial achievement (and overachievement for the Company’s operating income metric) of the Company’s financial targets and measured performance outcomes (by position) for the year. Our former CEO’s annual bonus for 2014 was prorated to reflect his retirement in October and paid out at approximately 90% of his 2014 earned base salary. We do not have any multi-year bonus programs for named executive officers or guaranteed bonus payments.

•
Long-Term Stock Based Incentive Compensation. After significant analysis and discussion, the Committee determined for 2014 to grant long-term equity incentive opportunities solely in restricted shares, as opposed to the historical utilization of grant date fair value split between restricted shares and options. The Committee based its determination on, among other things:

(i)	Reducing the dilutive effect of shares used and the number of shares actually withdrawn from the Equity Plan share pool;

(ii)	Delivering executive equity awards in amounts that are consistent with intended long term incentive targeted amounts, awarded in 2014 based on individual performance by each executive; and

(iii)	Promoting retention of key executives by granting restricted shares with longer vesting periods than historically utilized with options.
The grant date fair market value of equity awards granted to the named executive officers (inclusive of the CEO) was increased in 2014 to be more in line with equity grants of our peer group and to return our long-term equity grant values to a more normalized level (as 2013 grant values were reflective of unique expense reduction initiatives and efforts to limit dilution). The 2014 equity award value increases were also based upon (a) long-term retention purposes, (b) merit increases with respect to certain employees’ increased responsibilities and performance and (c) with respect to the former CEO and current CFO, the discontinuation of the long-term incentive plan (“LTIP”) program for 2014 (discussed further below).
To align with competitive market practices of our peer companies and with the recommendation of Aon Hewitt, the Committee decided to adjust the historically utilized restricted share vesting term from five years to four equal annual increments for the 2014 grants. Each of the officers, excluding the CEO, was granted aggregate equity awards with grant date fair market values between $300,000 and $500,000. The then CEO’s equity award grant date fair market value was $1,740,000.

•
Long-Term Performance Incentive Plan. After significant analysis and discussion, the Committee determined to discontinue the LTIP program for 2014. The Committee based its determination upon, among other things: (i) the considerable and unrecoverable expense associated with the LTIP's market-based goals in the event of achievement at a level less than initially projected; and (ii) the immediate and significant withdrawal of shares from the Equity Plan's share pool on the grant date assuming maximum performance, which were not returned to the share pool in the event of less than maximum performance until the applicable determination date.

•
Executive Benefits. We do not maintain “top hat” or supplemental executive retirement plans, or offer our named executive officers material “executive” perquisites, except for annual executive physicals, or excessive change in control arrangements.

•
New CEO. Mr. Shamir, the new CEO, joined the Company on October 14, 2014 at an annualized base salary of $600,000, approximately 86% of the former CEO’s base salary at the time of his retirement. Mr. Shamir was granted a bonus of $150,000 for his service in 2014, as determined at the discretion of the Compensation Committee in February 2015 for his immediate assessment and engagement of his leadership team and significant contributions to the Company. Mr. Shamir received initial “on-boarding” equity awards as set forth above (option award for 250,000 shares and a restricted stock award for 100,000 shares) in conjunction with his joining the Company.

•
Pay for Performance Alignment. We strive to achieve a mix of compensation that reflects our desire to focus executives on long-term performance and value creation while rewarding and encouraging achievement of short-term business objectives and performance which also benefits our stockholders. This is noted by a significant portion of our current and former CEOs’ and other named executive officers’ total target compensation for 2014 being performance-based or “at-risk”. The Company’s belief in performance-contingent compensation is clearly reflected in: (i) the volatility of payouts under the annual performance-based cash awards and the prior LTIP awards; and (ii) the Committee’s determination to grant our named executive officers equity award values (as well as base salary adjustments) based in part on prior year performance.

Annual Performance-Based Cash Awards:
	Year	Target % of Salary	Maximum % of Salary	Realized % of Salary
CEO:	2012	100%	165%	68%
	2013	100%	175%	47%
	2014	100%	175%	90%

Other Named Executive Officers:	2012	50%	75%	35-40%
	2013	50%	75%	23-25%
	2014	50%	75%	41-58%

LTIP (1):
	Year	Targeted Shares	Earned Shares	Earned as a % of Target
CEO:	2010	48,338	18,835	39%
	2011	43,383	0	0%
	2012	35,794	0	0%
CFO:	2010	18,126	7,063	39%
	2011	16,268	0	0%
	2012	8,948	0	0%

(1) No subsequent years have completed their respective performance period. The average of the five completed periods for the CEO is 58% of target and the average of the four completed periods, as participated in by the CFO, is 44% of target.
Overall, the Committee believes the Company’s compensation for its current and former CEOs and other executives reflects the balance of (a) necessary base salaries to attract and retain executives; (b) multi-faceted, variable one to four year components of compensation awards; and (c) relevant performance-based opportunities of cash and equity awards that seek to reflect growth and achievement of the Company.
Summary of Key Governance Practices
The Company strives to maintain good governance standards in our compensation practices. They include:

•	Independence of Committee Members. All Committee members are independent pursuant to the NASDAQ Global Select Market, SEC, and Section 162(m) “independence” definitions.

•
Independence of executive compensation consultant. The executive compensation advisor to the Committee met the SEC’s requirements for independence. Aon Hewitt provides minimal compensation-related services to management and had no prior relationship with our CEO or other named executive officers (as described on page 42 below).

•	Ongoing succession planning. The Committee, in conjunction with the full Board, engages in in-depth discussions regarding succession planning and talent development of our executives.

•	No Excise Tax Gross-Ups. We have no tax gross-up provisions in any of our employment agreements or incentive plans.

•	No Option Repricing. Our Equity Plan does not permit repricing of stock options or canceling underwater stock options in exchange for cash or another award without the consent of our stockholders.

•
Double trigger change in control protection in CEO employment agreement. The current CEO’s employment agreement requires the termination of his employment by the Company in addition to a change in control of the Company before change in control payments are triggered.

•	Clawback Policy. We have a “clawback” policy as described on page 41 below.

•	No significant perquisites offered. Our executives receive limited perquisite benefits. The only perquisite generally offered to our named executive officers is an annual physical.

•	No Supplemental Executive Retirement Programs (SERPs) offered. We do not offer SERPs to our current executives.

•	Anti-Hedging/Anti-Pledging. We have an anti-hedging policy and an anti-pledging policy as described on page 42 below.

•
Stock Ownership Guidelines. Directors and officers have robust stock ownership guidelines. Each director and officer who has not achieved the targeted ownership levels is expected to retain certain shares of common stock acquired upon exercise of stock options or from restricted share grants pursuant to the Company’s equity plans as described on page 41 below.

Overview of Compensation Process
The Committee is primarily responsible for establishing the compensation programs for the CEO and all other executive officers. In addition, the Committee reviews and makes recommendations to the full Board regarding non-employee director compensation. The Committee also administers the Equity Plan under which equity-based and other incentive awards may be made to employees, directors and consultants. During 2014, the Committee held nine meetings.
The Committee reviews executive compensation and the Company’s compensation policies and costs in an attempt to ensure that our compensation programs are consistent with our compensation philosophy and promote the objectives of our organization and stockholder interests. The Committee also periodically reviews “tally” sheets quantifying the aggregate compensation, current or contingent, of our executives, together with additional compensation analyses prepared by management and the Committee’s compensation consultants. These materials assist the Committee in confirming that executives are compensated, as a whole, in a manner consistent with the design and objectives of our compensation programs. The Committee also utilizes this information to understand internal pay equity and external market positioning among the Company’s executives. Finally, the Committee considers total stock utilization, equity expense and equity run rate in its annual decision making. The consideration of this information, however, is only one of numerous factors considered by the Committee consistent with our flexible compensation philosophy described below.
The Committee seeks the advice and analyses of compensation consultants as and when it deems appropriate. The Committee engaged Aon Hewitt as its compensation consultant for 2014. The Committee annually examines the appropriateness of our “peer group” and collects peer group net total compensation data, based to the extent possible upon positions of comparable scope and complexity, in order to assess our executive compensation in relation to our general compensation benchmarks. In 2014, Aon Hewitt independently reviewed peer compensation studies to assist the Committee in this analysis, which focused on the core direct elements of our executive compensation program. Aon Hewitt also assisted the Committee in the design of our executive equity grant programs as well as the consideration of any other long-term incentive plans. Finally, given the CEO’s insight into internal pay equity issues as well as executive performance versus expectations, skill sets, potential and past and projected responsibilities, the views and recommendations of the CEO are solicited by the Committee with respect to executive compensation. The CEO’s recommendations are given significant weight. The Committee also solicits the views of other Board members with particular insight into relevant matters, who may, upon request, attend Committee meetings in an observer capacity. The Committee makes all final decisions regarding executive compensation. The CEO is excused from meetings prior to the Committee’s approval of his compensation and discussion of his performance in relation to his compensation decisions. The Committee does not delegate the authority to make equity or other compensatory awards to our executive officers.
Compensation Philosophy
Our compensation programs and objectives are designed around five core philosophies:
1.    Each element of compensation should support our compensation objectives and should, when viewed collectively, work together to appropriately support all of these objectives. The Committee believes that each element of our compensation program should be designed to simultaneously fulfill one or more of our “compensation objectives” described above, and that each element should work together as a whole to appropriately support all of these objectives.
2.    Our compensation programs should create a management culture that is performance-driven and has a vested interest in increasing stockholder value and the successful execution of our corporate goals and strategies. Accordingly, our philosophy emphasizes performance-based incentives for our executive officers, in part by having a substantial portion of each officer’s cash compensation contingent upon the successful financial, operating and strategic performance of the Company, as well as upon successful execution of an executive’s unique project and department goals or directives. Equity incentives that vest over several years also play a prominent role in our program.

3.    Our compensation decisions should support the Company’s anticipated growth and executive development. Our compensation policies must primarily be designed to attract and retain the required talent to support our anticipated growth and increasing operational complexity. Simultaneously, our policies should foster and reward the growth and development, in terms of competency, responsibilities and leadership, of our executive team.
4.    Our compensation decisions should be flexible to reflect the unique attributes of the Company and the contributions of each executive. The Committee’s compensation philosophy for an executive officer allows for flexibility in assessing an overall analysis of the executive’s performance for the prior year, projected role and responsibilities, required impact on execution of Company strategy and directional changes, external pay practices and competitive market conditions, total cash compensation and relative equity positioning internally, recommendations from our CEO and compensation consultants it may engage, and other factors the Committee deems appropriate. Our philosophy also considers an officer’s prior experience and professional status, employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. The weighting of these and other relevant factors is determined on a case by case basis for each executive in the context of the relevant facts and circumstances.
5.    Our compensation programs and policies should consider external perceptions and “good governance” and should not provide incentives for excessive risk taking for short-term gains. The Committee believes that it is important to undertake a specific review of our compensation programs and policies each year to be sure that they follow “good governance practices” in the Committee’s view and that they do not incentivize excessive or inappropriate risk taking in the Committee’s view. The Committee has received an annual independent opinion on this from its compensation consultant and this has been affirmed in 2014.
Program Design
What are the primary compensation elements? The Committee has designed our executives’ compensation packages around three primary elements:

•	base salary;

•	annual variable performance awards payable in cash; and

•	long-term stock-based incentive awards, including annual time-vesting equity awards.
How do we use “benchmarks”? While we do not support rigid adherence to compensatory formulas, there are general pay positioning policies, or benchmarks, we refer to which have been derived, in part, based on the market-based information determined from our peer group data and recommendations from Aon Hewitt. Our benchmark for base salary is to be generally competitive with market pay levels, usually defined as between the 25th percentile and the median (50th percentile) of our peer group, depending on experience and other factors relevant to the specific position. The Committee’s desire is to provide total short-term cash opportunities near the peer group median (50th percentile) for meeting targeted annual goals, but allow for upside near the 75th percentile upon meeting or exceeding performance goals approved by the Committee. The Committee also targets total potential compensation opportunities (including equity awards) with a potential “upside” that generally falls between the 50th and the 75th percentiles of our peer group, provided the Company and the executive deliver superior performance.
We chose the base salary benchmark primarily to target a market competitive range of base salaries as the norm. Our benchmarks for short-term cash bonus and total compensation opportunities reflect our desire that “target” performance results in median market competitive incentives similar to our base salary objective, but, consistent with our goal of driving the achievement of business and financial objectives that help create stockholder value and share price appreciation, rewards above-average performance with above-average cash and total compensation. These benchmarks also reflect that we compete with larger companies for executive talent that may offer base and total target compensation opportunities above the market median.
To help assess how our executives are compensated in relation to our benchmarks, the Committee collects compensation data from a peer group. However, these survey results are used by the Committee solely as a baseline reference, in part, due to the fact that the survey data does not provide full insight as to actual performance, responsibilities, tenure, prior experience and other relevant information needed to accurately assess position comparability and the competitiveness of our compensation packages. Accordingly, certain executives may be compensated below or above the Committee’s benchmarks based on various factors consistent with our flexible compensation philosophy. Our process and rationale for determining our peer group for 2014 are described below under “2014 Executive Compensation Review.”

Do we have a target compensation “mix?” We have also derived, with the assistance of Aon Hewitt, general guidelines with respect to compensation allocation or “mix.” We generally believe that more than 40% of an executive’s total compensation opportunity, typically increasing with level of responsibility, should be performance and equity based, with the equity component approximating 50% to 70% of total compensation opportunities at the CEO level, and ranging generally from 30% to 50% for the other named executive officers. We believe our strong emphasis on equity promotes retention and appropriately focuses our executives on long-term performance, share ownership and value creation. The Company believes in the use of various forms of equity to support and drive performance and retention, including the appropriate use of both restricted shares and stock options at different points in time as determined by the Committee in its discretion (see page 34 and 43 below). Additionally, we generally believe 20% to 30% of an executive’s total compensation opportunities should be allocated to short-term performance bonus opportunities. This reflects our desire to reward and encourage the achievement of short-term business objectives and performance which should also benefit our stockholders. However, as with our use of benchmarks (and for similar reasons), our targeted compensation “mix” thresholds are only intended to be reference points.

How does our compensation design support our compensation objectives and philosophies?
Base Salary. The primary goal for base salary is to be market competitive and to compensate an executive’s short-term contributions, as well as to provide current financial stability. The initial base compensation for our executive officers has been established by the terms of employment agreements between the Company and the executives negotiated at the time of hire based on market data. The Committee’s goal when annually reviewing salaries is, assuming continued performance, to initially target base salaries at or near our benchmarks and then adjust based on other relevant considerations, including the recommendation of our CEO, performance, increase in responsibilities, internal pay equity and the impact of base salary on short-term performance bonus opportunities.
Short-Term Performance Incentive Opportunity. The Committee believes that a significant portion of an executive’s total cash compensation should be linked to Company operating performance and R&D, project, departmental and leadership goals which contribute to our strategic and growth objectives. Accordingly, our cash-based incentive opportunities will generally be targeted as a percentage of base salary earned during the year and achievement will be based on specific company-wide financial goals and R&D, project, departmental and leadership performance goals. Though our overall benchmark is market median, the target incentive opportunities are generally as set forth in the executive’s employment agreement. In recent years, including 2014, 50% of the target bonus has been tied to Company-wide specific financial performance metrics (with an opportunity to over achieve), 40% tied to business unit, R&D or specific key objectives relating to the executive’s organizational responsibilities and areas of expertise and 10% to leadership and contribution objectives established by the CEO. While certain R&D or project goals can be measured objectively, others, such as leadership, may involve qualitative, subjective assessment that will ultimately be left to the Committee, based primarily on recommendations of our CEO. Additionally, where an executive’s primary responsibility may be in a particular business unit or function (for example, marketing, R&D, or a particular segment), the performance goals may be more heavily weighted towards specific financial or other critical business outcomes and achievements in that unit or function. In the case of strategic and other tangible non-financial goals, such as product milestones or FDA clearances for new products, we develop project goals with respect to which the executive can directly or indirectly influence the successful execution. By example, project objectives for various executives include: (i) completion of product development milestones, (ii) completion of new product market analysis, (iii) finalize negotiation and execution of strategic agreements, (iv) execution of strategically imperative organizational structure modifications, and (v) analysis and execution of effective tax optimization strategies.
Accordingly, our annual incentive programs are designed to focus our executives on organizational priorities and performance, including accomplishing organizational strategies and financial goals. The potential payouts under the incentive plans are currently based on a sliding scale designed to relate the annual incentive payout to a range. For superior performance, there is a maximum range of payout, with a reduced payout for below “target” performance and no payout if financial performance is below a minimum threshold level. Accordingly, significant underachievement is not rewarded in the design of our plan, which promotes our goal of executive accountability with respect to their role in the collective success of our organization. In addition, for clarity, there are no multiyear bonus programs for named executive officers and no guaranteed bonus payments.

The performance goals are determined near the beginning of each fiscal year. Our CEO typically recommends performance goals to the Committee, which are then reviewed and approved or modified in the Committee’s sole discretion. Pursuant to our incentive plans, these goals may be adjusted during the year for litigation or claim judgments or settlements and certain other extraordinary non-recurring items (such as a material acquisition) or changes in the business or priorities. With a target award of 50% of earned base salary for 2014, bonuses earned and paid were approximately 50% to 58% of base salary for the named executive officers (other than our CEO). With a target award of 100% of base salary earned in 2014, Mr. Balthrop received a bonus earned and paid of approximately 90% of base salary (which was prorated for his shortened term of service). Mr. Shamir was not eligible for a performance incentive award, but was granted a prorated discretionary bonus of $150,000 at the time annual bonuses were reviewed and determined for all other executive officers for his immediate assessment and engagement of the leadership team and significant contributions to the Company as determined by the Committee.
Long-Term Stock-Based Incentive Compensation. We believe that stock-based compensation helps to create a culture that encourages our executives to think and act as stockholders. We believe long-term equity incentives also hold executives accountable for decisions that may have a long-term impact and thus focus executives on the implications of their decisions over an extended time frame. At the same time, these awards allow our executives to share in the Company’s long-term success when their efforts were a substantial factor in that value creation. Finally, we believe equity incentives are necessary to be competitive in our recruitment and retention efforts.
Equity Awards. The Committee utilizes equity to seek to attract and retain the best talent while aligning the executives with the interest of our stockholders. In conjunction with the 2014 equity awards the Committee determined the desired value to be delivered to an executive pursuant to the equity component of his or her total compensation opportunity, and allocated that value solely to restricted shares, as opposed to the historical utilization of grant date fair value split between restricted shares and options. The Committee based its determination on, among other things: (i) reducing the dilutive effect of shares used and the number of shares actually withdrawn from the Equity Plan share pool; (ii) delivering executive equity awards in amounts that are consistent with intended long-term incentive targeted amounts, awarded in 2014 based on individual performance by each executive; and (iii) promoting retention of key executives by granting restricted shares with longer vesting periods than historically utilized with options. Each of the officers, excluding the CEO, was granted aggregate equity awards with grant date fair market values between $300,000 and $500,000. The CEO’s equity award grant date fair market value was $1,740,000.
We believe our use of restricted shares for our 2014 awards, in addition to limiting dilution and the burn rate of shares available for issuance under our Equity Plan, served our compensation objectives of key executive retention, given the four year vesting period, and aligns executive interests with our stockholders. Additionally, providing “full value” restricted shares adds to the realized value, as a whole, of the annual time-based equity award, given that the volatility of our stock and our stage of development can create uncertainty of value with respect to stock options. We believe a significant long-term stake in our equity will also help reduce excessive or inappropriate risk-taking principally motivated by short-term share price appreciation. The Committee anticipates continued use of various forms of equity from time to time in its discretion to appropriately motivate and align the executives with the interests of the Company and its stockholders.
The Committee makes annual equity awards based on a target dollar amount. While this results in an uncertain share usage, it results in a predictable expense for the Company and allows the Committee to tailor the value of the awards more precisely to reflect its business direction, compensation philosophies, objectives and design. The Committee determines the target dollar amount for stock-based awards to the executive officers on a discretionary basis and takes into account, among other factors, the recommendations of the CEO and any compensation consultants the Committee may engage, together with our compensation benchmarks, prior equity grants and current equity holdings, and seniority and internal pay equity considerations.
The actual number of restricted shares granted is generally determined by dividing the dollar amount allocated to the restricted share award by the fair market value of the shares on the date of grant. The Committee has not applied a discount to the value of these shares to reflect the forfeiture restrictions associated with service-based vesting.
The restricted shares currently are generally subject to time vesting over four years in equal annual increments on the anniversary date of such grants. We believe that time-based equity awards appropriately align the interests of our executives with those of our stockholders. Restricted shares are utilized for retention and provide economic benefit only to the extent the employee maintains a long-term business relationship with and commitment to the Company. Additionally, stock price appreciation is required to create significant additional value with respect to restricted shares.

Long-Term Incentive Plan. After significant analysis and discussion, the Committee determined to discontinue the LTIP program for 2014. The Committee based its determination upon, among other things: (i) the considerable and unrecoverable expense associated with the LTIP's market-based goals in the event of achievement at a level less than initially projected; and (ii) the immediate and significant withdrawal of shares from the Equity Plan's share pool on the grant date assuming maximum performance, which were not returned to the share pool in the event of less than maximum performance until the applicable determination date.
Accelerated Vesting upon Change in Control. Our employment agreements with our named executive officers and other Vice Presidents provide for acceleration of vesting, or lapse of restrictions, of equity awards in connection with a change in control. We believe this is appropriate in order to avoid being at a competitive disadvantage in our recruiting and retention efforts, as employees often consider equity upside opportunities in a change in control transaction a critical element of compensation. Additionally, accelerated vesting provisions provide security that equity-related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover. The absence of such an agreement could impact an employee’s willingness to work through a merger transaction which could be beneficial to our stockholders. The outstanding restricted shares of our named executive officers also vest in full upon their death or disability. We have been advised by Aon Hewitt that this is a common practice among our peer group.
With respect to the 2013 LTIP awards which remain outstanding for Mr. Currie, if a change in control occurs prior to the end of the performance period (December 31, 2015), the Committee will determine the vested units by (i) applying the performance criteria set forth in the LTIP using the effective date of the change in control as the end of the performance period, and by appropriately and proportionately adjusting the performance criteria for such shortened performance period, and (ii) multiplying the number of units so determined by 1 if the change in control occurs in the third year of the performance period. Additionally, upon a change in control, the restricted period for any units awarded following the end of the applicable performance periods will automatically terminate.
Timing of Equity Grants. Except with respect to new hires or promotions, we generally determine annual executive equity compensation awards each year in the first quarter and no earlier than the meeting in which we approve the prior year’s annual performance bonuses. This allows us to assess the prior year’s total compensation and performance when considering current year grants. It is the Company’s current policy that annual grants to existing employees (excluding LTIP grants historically) will be effective on the tenth trading day following the filing of the Company’s Annual Report on Form 10-K. In the event of a “new hire,” “promotional” or other ad hoc equity award, that equity award will not be approved except at a meeting of the Committee and it will be effective on the first trading day of the month that immediately follows the month in which the start date, promotion or other event triggering an ad hoc award occurs. The per share exercise price of an option award will be based on the closing price of the Company’s common stock on the NASDAQ Global Select Market on the applicable effective date as specified above. This policy applies to awards to all eligible employees, not just our executive officers. The Committee may make an exception to the general policies above when it determines an exception is in the best interest of the Company based on the recommendation of our CEO.
2014 Executive Compensation Review
Our “named executive officers” for 2014 consisted of: Nachum “Homi” Shamir, our new President and Chief Executive Officer, effective as of October 14, 2014; Patrick J. Balthrop, President and Chief Executive Officer through October 14, 2014; Harriss T. Currie, Chief Financial Officer, Senior Vice President, Finance and Treasurer; Jeremy Bridge-Cook, Senior Vice President, Research and Development; Russell Bradley, Senior Vice President, Corporate Development, Chief Marketing and Sales Officer; and David S. Reiter, Senior Vice President, General Counsel and Corporate Secretary.
For 2014, Aon Hewitt reviewed for the Committee a compensation survey of peer companies selected, with the concurrence of the Committee, from within the relevant biotechnology and medical technology industries (including research, medical device and diagnostic) and a group of larger companies targeted by the Committee and our former CEO that were believed to be relevant peers. The peer companies were selected primarily based on product competitiveness and market focus but with consideration of net income and/or revenue as well as similar organizational and operational complexity and stage of development where practicable. Two companies from the 2013 peer group were not included in the 2014 peer group: Lexicon Pharmaceuticals, Inc., and Nanosphere, Inc., which were removed as they were no longer considered to be appropriate peers based on our current and future product offerings. We believe the size of the peer group, 17 entities, is appropriate in light of the diverse nature of our industries and industry and sector volatility as a result of mergers and acquisitions. The following are the companies included in the peer group analysis:

Affymetrix, Inc.	Exelexis, Inc.	Nektar Therapeutics
Alere Inc.	Hologic, Inc.	PAREXEL International Corporation
Array BioPharma Inc.	Idenix Pharmaceuticals, Inc.	QIAGEN N.V.
Cepheid	Illumina, Inc.	Quidel Corporation
Charles River Laboratories International Inc.	Meridian Bioscience, Inc.	Surmodics, Inc.
Enzo Biochem, Inc.	Myriad Genetics, Inc.

We reviewed the most recent publicly available proxy statement data of the peer companies. A proprietary Aon Hewitt executive compensation database along with the Radford Life Science Survey was also utilized to validate and supplement peer group data, though significantly more weight was given to the peer group compensation survey. Specific executive position matches within the peer group were based, to the extent practicable, on the degree of compatibility of the position’s roles and responsibilities. The survey results were presented on a comparative basis to our then current compensation, on both an actual basis from proxy statement data from the peer companies (i.e., actual “tabular” medians and percentiles) and based on a regression analysis (i.e., using Luminex’s average 2013 market capitalization to reflect company size) that attempted to normalize the results by adjusting for significant differences in the size of our peers and/or the scope of the comparable positions.
The Committee considered the information from Aon Hewitt’s peer group compensation survey, together with tally sheets and summary compensation tables prepared by management. The Committee assessed this information relative to the policies and objectives described above and the recommendations of our former CEO and made the following determinations regarding 2014 named executive officer compensation, as further detailed under the “Summary Compensation Table” below.
Base Salary. The results of the market analysis reviewed by Aon Hewitt revealed that base salaries of our named executive officers were generally within or below our benchmark range for our peer group. It was determined that such executives’ base salaries should be modestly increased to reflect adjustments for merit. Salary adjustments for our named executive officers, excluding the former CEO, reflect total merit-based adjustments, in consideration of applicable market data of our peer group, of approximately 2.5% to 3.5%. The former CEO recommended these increases based generally on performance assessments and expanded responsibilities. Our former CEO’s base salary was the same in 2014 as in 2013 and 2012. The annual base salaries established for our named executive officers for 2014 were as follows: Mr. Balthrop - $700,000; Mr. Currie - $373,100; Dr. Bridge-Cook - $382,635 (CAD) ($329,035 (USD)); Mr. Bradley - $335,478; and Mr. Reiter - $334,468. Mr. Bradley’s salary was increased to $355,888 on October 1, 2014 for expanded responsibilities following the departure of another senior vice president. Mr. Balthrop’s successor, Mr. Shamir, received an annualized salary of $600,000, effective October 14, 2014.
Performance-based Cash Awards. The Committee determined it was reasonable and consistent with our compensation philosophies to maintain the target performance bonus opportunities (expressed as a percentage of base salary earned in the applicable calendar year) for 2014 consistent with 2013. Accordingly, the bonus programs were substantially the same in 2014, as compared with 2013, for our named executive officers (including for our former CEO), subject to modifications to applicable performance objectives and corresponding weighting under our cash-based bonus plans to reflect updates to responsibilities and our business plan and strategic and other initiatives for 2014. The increased base salaries, however, provide an opportunity for officers to modestly increase such component of compensation if performance metrics were attained or exceeded. Accordingly target bonus amounts, expressed as a percentage of base salary earned in 2014 (as in 2013), were 50% for each named executive officer, except for our former CEO whose target bonus percentage remained at 100% of base salary earned in 2014, consistent with 2013 and as required by his employment agreement. The Company’s named executive officers would not be eligible for any bonus regardless of the independent achievement of established financial, operating and individual performance metrics, if the Company’s total consolidated revenue failed to exceed a threshold approved by the Committee, which was determined by the Committee to be $202,582,000 for 2014.

2014 Performance-based Cash Awards for Named Executive Officers Other than the CEO
The Committee approved 2014 performance award opportunities based upon achievement of Company performance objectives (“Company Financial Objectives”) as well as specific R&D, project or departmental business objectives (“Project Objectives”) and leadership goals. For named executive officers (other than the CEO), the total target awards under the performance-based cash bonus plan were weighted 50% for the achievement of Company Financial Objectives and 50% for the achievement of Project Objectives and leadership goals. The Company Financial Objectives were subject to an over/underachievement scale with possible payouts of 0% to 200% of the potential bonus based on financial results in relation to the applicable performance targets, with minimum payouts starting at 50% payout of the target value for each goal for minimum threshold performance. The weighting of specific components of the Project Objectives and leadership goals varied for each executive taking into account, among other factors, responsibilities, seniority, leadership development and other strategic initiatives in which an executive may be involved. Project Objectives and leadership goals for these executive officers were not subject to an overachievement scale. Accordingly, total annual cash performance awards could range from 0% to a maximum of 150% of the target bonus (which was 50% of the named executive officer’s earned base salary).
The Company Financial Objectives and weight afforded to each goal in 2014 were as set forth in the table below:

Financial Goal	Minimum	Target	Maximum	Percentage Achievement	Percentage Weight*
Consolidated Revenue	$225 million	$234.7 million	$240 million	60%	10
High Margin Revenue	$178 million	$181.8 million	$187 million	0%	10
Operating Profit	$21.2 million	$28 million	$32 million	200%	30
Total					50

As a result, the Company Financial Objectives achieved a net result equal to 66/50, or 132% of target for the Company Financial Objectives.
The Project Objectives varied by executive (and according to areas of responsibility) and were based on specified management initiatives and projects for 2014 (including business and product development milestones, partnership and strategic goals), with each objective given a specified weight (out of the total target award opportunity), typically 40% of the total bonus opportunity. Ten percent (10%) of the total bonus opportunity was based on leadership and team contributions as determined by the CEO. The Project Objectives and leadership goals were graded 100% for on time completion, 75% for completed late, 50% for partially complete and 0% for failure to produce even partial completion, in each case in the subjective judgment of the Committee based, in part, upon the recommendation of the CEO. The maximum number of points a named executive officer was eligible to receive for completion of his Project Objectives and leadership goals was 50. By example, Project Objectives for various executives included: (i) completion of product development milestones, (ii) completion of new product market analysis, (iii) finalize negotiation and execution of strategic agreements, (iv) execution of strategically imperative organizational structure modifications, and (v) analysis and execution of effective tax optimization strategies.
At a Committee meeting in February 2015, our CEO reviewed in detail both the Company’s financial and operating performance relative to the Company Financial Objectives for 2014, as well as the performance of the individual named executive officers relative to the applicable Project Objectives and leadership goals. Achievement of Performance Objectives and leadership goals under the bonus plan for named executive officers was determined and certified by management to be as follows:

Name	Project Objectives and leadership goals
Harriss T. Currie	47/50
Jeremy Bridge-Cook	33.25/50
Russell Bradley	46/50
David Reiter	49.6/50
Given the overachievement of Company Financial Objectives at 132% of target (or 66/50) and the results above for Project Objectives and leadership goals, the Committee approved 2014 cash bonus amounts for each named executive officer (other than our former CEO, who is discussed below), ranging from approximately 50% to 58% of their base salary actually paid in 2014 (or 99% to 116% of the target bonus established for 2014).

2014 Performance-based Cash Award for CEO
For 2014, the CEO incentive plan was based upon achievement of the Company Financial Objectives (same as the other named executive officers) and specific project, R&D and business targets. Mr. Balthrop’s total award opportunity under the incentive plan ranged from zero to a maximum of 175% of his target bonus amount. The target bonus established by the Committee was 100% of Mr. Balthrop’s base salary as described above. The project objectives were based on specified management initiatives as recommended by Mr. Balthrop and approved by the Committee with input from our Executive Committee, with each objective given a specific weight. The total target awards under the CEO incentive plan were weighted 50% for the achievement of the Company Financial Objectives and 50% for the achievement of Mr. Balthrop’s project, R&D and business objectives.
Mr. Balthrop’s 2014 incentive plan included an over/underachievement feature with possible payouts between 0% and 200% with respect to Company Financial Objectives based on financial results between specified threshold minimum and maximum performance levels of the applicable performance targets, calculated on a linear basis. The project goals that are not financial were graded based on actual results achieved or if specific milestones were achieved timely, with potential overachievement payouts for certain of these objectives. Mr. Balthrop’s project objectives and determined achievements were as follows:

•	Instrument Placements and Related Revenue: 10% Target

▪	Achieved 9.74%

•	ARIES milestones: 20% Target

▪	Development milestones 15% - 0% achieved

▪	CE mark 5% - 0% achieved

•	NxTag milestones: 5% Target

▪	Achieved 0%

•	MolecularDx Assay Revenue Plan of $89.5 million: 15% Target

▪	Achieved $86.4 million or 14.48%

Total Results: 24.22% of 50%
The Committee reviewed Mr. Balthrop’s performance generally and relative to the plan for 2014. Mr. Balthrop’s Company Financial Objectives, as set forth above, were achieved at a percentage weight of 66/50 or 132% of target. The specific project, R&D and business goals achieved a result of 24.22/50. This resulted in an overall achievement of 90.22% of target. Prorating his annual base salary for the 10.5 months of service and applying the percentage achievement, Mr. Balthrop received a bonus of $499,969.
Long-Term Stock-Based Incentive Compensation. The market peer group data reviewed by Aon Hewitt generally indicated that our CEO and CFO were historically deemed to be compensated in terms of long term compensation (based on grant date fair market value assuming target performance under the LTIP) at above the 50th percentile of the peer group. Yet, as noted above, the actual LTIP payouts for historic periods averaged 58% and 44% of target for the CEO and CFO, respectively. Our other named executive officers have been historically at or below the market median values for long-term/equity compensation and were again at or below median in 2014. In 2014, the Company increased the grant date fair market value of equity awards granted to our named executive officers to be more in line with equity grants of our peer companies and to return our long-term equity grant values to a more normalized level (as 2013 grant values were reflective of unique expense reduction initiatives and efforts to limit dilution). The 2014 equity award value increases were also based upon (a) long-term retention purposes, (b) merit increases with respect to certain employees’ increased responsibilities and performance and (c) with respect to the former CEO and current CFO, the discontinuation of the LTIP program in 2014.
Equity Awards. Based upon the considerations described above, for 2014 the Committee determined to make equity awards solely in time based restricted shares in the following dollar amounts: Mr. Balthrop - $1,740,000; Mr. Currie - $500,000; Dr. Bridge-Cook - $400,000; Mr. Bradley - $400,000; and Mr. Reiter - $300,000. The grant date fair market value of time-based equity awards granted to our named executive officers was increased in 2014 for the reasons set forth above. To align with competitive market practices of our peer companies and with the recommendation of Aon Hewitt, the Committee decided to adjust the historically utilized restricted share vesting term from five years to four equal annual increments for 2014 grants.
Pursuant to his employment agreement, our current CEO was awarded in connection with his initial employment in October 2014, (i) an option to purchase two hundred and fifty thousand (250,000) shares of the Company’s common stock and (ii) one hundred thousand (100,000) shares of the Company’s restricted common stock, each under and subject to the terms of the Equity Plan. The option and shares of restricted common stock granted to our current CEO are subject to the applicable equity award agreements which provide that each vest over four years in equal annual increments and that the options will be for a term of seven years. The exercise price of the options granted to our current CEO is $21.10 (the closing market price on the date of the grant).

The unvested shares associated with Mr. Balthrop's and Mr. Reiter's departures will be returned to the Equity Plan share pool for future issuance.
Long-Term Incentive Plan (LTIP). After significant analysis and discussion, the Committee determined to discontinue the LTIP program for 2014. The Committee based its determination upon, among other things: (i) the considerable and unrecoverable expense associated with the LTIP's market-based goals in the event of achievement at a level less than initially projected; and (ii) the immediate and significant withdrawal of shares from the Equity Plan's share pool on the grant date assuming maximum performance, which were not returned to the share pool in the event of less than maximum performance until the applicable determination date.
At a Committee meeting in February 2015, the Committee reviewed the Company’s financial and operating performance relative to the performance goals for the 2012 LTIP with respect to Mr. Currie (the only remaining participant in the 2012 LTIP due to Mr. Balthrop’s retirement). The performance goals under the grant to Mr. Currie for the 2012 LTIP were based 50% on the trading price of our common stock at the end of the performance period (the “2012 Trading Price Goal”) and 50% on our total income from operations at the end of the performance period (the “2012 Total Income from Operations Goal”). Partial or complete achievement of the 2012 Trading Price Goal was dependent upon the average closing price of our common stock for the twenty consecutive trading days ending December 31, 2014, inclusive, subject to certain adjustments as described in the 2012 LTIP. Partial or complete achievement of the 2012 Total Income from Operations Goal was dependent upon the “total income from operations” (as defined in the 2012 LTIP) for the year ended December 31, 2014, as further described in the 2012 LTIP. The final determination and certification of performance relative to the 2012 LTIP goals made by the Committee in February 2015 resulted in no shares earned due to failure to achieve threshold performance levels.
Additional Disclosures
2014 “Say-on-Pay” Advisory Vote. The Company provided stockholders a “say on pay” advisory vote on its executive compensation in 2014. At our 2014 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 81% of the votes cast for approval of the “say on pay” advisory vote on executive compensation. The Committee evaluated the results of the 2014 advisory vote and considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis. While all factors bore on the Committee’s decisions regarding our named executive officers’ compensation, in light of the substantial support expressed by our stockholders for our compensation program, the Committee did not make any changes to our executive compensation program and policies as a direct result of the 2014 “say on pay” advisory vote.
Change in Control; Termination Benefits. We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in our executive recruiting and retention efforts. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. Finally, we believe formalized severance and change in control arrangements are common benefits offered by employers competing for similar executive talent. While the Committee will receive this information as part of its review of annual tallies of total executive compensation (including contingent compensation), we do not typically consider the value of potential severance and change in control payments when assessing annual compensation as these payouts are contingent and have a primary purpose unrelated to ordinary compensation matters and objectives. The Committee generally assesses these potential payouts only in view of their reasonableness during negotiations with a new hire, and periodically in light of competitive market conditions or in respect of internal equity considerations as described below.
Therefore, upon their joining the Company, we entered into employment agreements with our named executive officers. These agreements generally provide for severance payments (including premiums for certain continuing health, retirement and insurance benefits) where the executive is terminated without “cause” (including the Company’s failure to renew the employment agreement) or as a result of incapacity or death, or if the executive resigns for “good reason.” Although the definitions may vary slightly across these agreements, “good reason” generally means certain demotions in responsibilities or title, decreases in compensation, the Company’s continued material breach of the employment agreement and/or relocation requirements, while “cause” typically means a material fraud by the executive upon the Company or the executive’s continued material breach of the employment agreement (or, with respect to the CEO, failure to perform the duties outlined in his employment agreement, conduct likely to cause injury to the Company, conviction of a felony or a criminal act involving moral turpitude, violation of a Company policy or a breach of his employment agreement).

Severance generally consists of an amount equal to the executive’s base salary at the highest rate in effect for the six month period prior to termination (or, for the CEO the amount of base salary that would have been paid over the remainder of the then-current term if greater and for Dr. Bridge-Cook 1.5x his base salary) and the prior year’s bonus amount, and, except with respect to Mr. Shamir, less any payment or payments received during the 12 month period from the time of termination under any long-term disability plan if the executive was terminated by reason of incapacity. In addition, health or other employee benefits (other than bonus and incentive compensation benefits) for the executive (and the executive’s family) generally continue for a period of 12 months following an executive’s termination to the extent permitted by the applicable plans and law. In addition, to the extent permitted by applicable law, Mr. Shamir is entitled to a lump sum amount equal to (a) the Company’s annual cost for Mr. Shamir’s disability and life insurance in effect on the date of termination as well as (b) the prior year 401(k) plan contributions paid for the benefit of the CEO. If the termination occurs other than for cause or voluntary termination, Mr. Shamir is entitled to additional severance in an amount equal to the prorated portion of the current-year bonus to the extent the performance measures are achieved.
Except for the lump sum amount described above for Mr. Shamir, the severance payments are paid in semi-monthly installments for a period of 12 months following the date of termination. In the event that an executive’s employment is terminated (by the Company, with respect to Mr. Shamir) within six months of the occurrence of a change in control of the Company, in lieu of the severance compensation described above, Luminex must pay the executive’s prior year’s bonus amount and base salary at the highest rate in effect during the six months immediately prior to the change in control through the date of termination, in lump sum within three business days of termination. The executive would also be entitled to an amount equal to the prorated portion of the current-year bonus to the extent the performance measures are achieved. Additionally, certain of the employment agreements, including Mr. Balthrop’s prior to his retirement, and Mr. Shamir’s, provide that in the event the payment of any severance amounts payable pursuant to the employment agreements within six months of the date of the applicable executive’s termination of employment would cause such executive to incur any additional tax under Section 409A of the Code, then payment of such amounts will be delayed until the date that is six months following such executive’s termination date.
In addition, as described above, upon a change in control, all unvested options or other restricted shares will immediately become vested and exercisable, as applicable, pursuant to these agreements and the terms of the applicable equity awards. Upon a termination as a result of death or disability, all unvested restricted shares and options held by the executive will immediately become vested and exercisable, as applicable, pursuant to these agreements and the terms of the applicable equity awards.
Each named executive officer has agreed to limitations on his ability to disclose confidential information relating to us and acknowledges that all discoveries, inventions and other work product relating to his employment belong to us. Also, during the one year period (two year period for Mr. Shamir) following an executive’s termination of employment, each executive has agreed not to compete, directly or indirectly, with the core business of the Company. Furthermore, during the applicable non-compete period, each executive has agreed not to solicit our employees or consultants.
The foregoing summaries are qualified in their entirety by reference to the complete texts of the employment agreements, as amended, and previously filed by the Company with the SEC.
Historically, while each employment agreement has been the result of an arms-length negotiation, we have tried to utilize a similar form of agreement where possible (apart from minimum salary and cash bonus targets). Accordingly, Messrs. Currie, Bridge-Cook, Bradley and Reiter have a similar form. Mr. Shamir’s agreement varies to some extent from the forms above and again reflects arms-length negotiation following the CEO search, and we believe the terms are appropriate in light of Mr. Shamir’s background, skill set, and the competitive nature of the recruitment process.
Consulting Agreements. The Company and Mr. Balthrop entered into a six-month consulting agreement dated October 14, 2014. Mr. Balthrop agreed to advise Mr. Shamir and the Board on strategic matters and other transitional and consulting services as requested and authorized by Mr. Shamir from time to time. As compensation, Mr. Balthrop is paid a monthly rate of $58,333 through April 14, 2015. Mr. Balthrop’s consulting agreement provides that if the Company terminates such consulting agreement without “cause,” the Company must pay Mr. Balthrop his monthly rate through the end of the consulting term. Mr. Balthrop’s consulting agreement contains certain non-competition, non-solicitation and confidentiality provisions.

In December 2014, Mr. Reiter announced his intention to resign from his position as Senior Vice President, General Counsel and Corporate Secretary on or about April 1, 2015 to rejoin his independent legal practice.  Mr. Reiter resigned these positions upon the hiring of Richard Rew as Senior Vice President, General Counsel and Corporate Secretary effective March 16, 2015 and is serving as Senior Attorney until April 1, 2015. The Company and Mr. Reiter entered into a consulting agreement pursuant to which Mr. Reiter will advise the CEO and the General Counsel on legal matters and other transitional and consulting services to be reasonably requested and authorized by the CEO or General Counsel from time to time. The term of Mr. Reiter’s consulting agreement is through the end of 2015. As compensation, the consulting agreement entitles Mr. Reiter to be paid a monthly rate of $12,388 and receive reimbursement for three months of COBRA benefits. Mr. Reiter, among other obligations, agreed to provide up to 20 hours of consulting services weekly. In addition, Mr. Reiter’s consulting agreement contains certain non-competition, non-solicitation and confidentiality provisions.

The foregoing summaries are qualified in their entirety by reference to the complete texts of the consulting agreements previously filed by the Company with the SEC.
Clawback Policy. The Company can recover incentive compensation pursuant to our executive incentive bonus plan, performance-based equity awards and LTIP that was based on (i) achievement of financial results that were subsequently the subject of a restatement, other than as a result of changes to accounting rules and regulations, or (ii) financial information or performance metrics subsequently found to be materially inaccurate, in each case regardless of individual fault. The recovery policy applies to any incentive compensation earned or paid (or performance-based equity awards or LTIP RSUs vested) to an employee at a time when he or she is an employee after the effective date of the policy. Subsequent changes in status, including retirement or termination of employment, do not affect the Company’s rights to recover compensation (or performance-based equity awards or vested LTIP RSUs) under the policy. The Committee may also provide for incremental additional payments to (or vesting of LTIP RSUs of) then-current executives in the event any restatement or error indicates that such executives should have received higher bonus payouts or LTIP RSU vesting in the effected periods. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.
Retirement Plans. We match contributions by our named executive officers to our 401(k) plan at the same percentage provided to the other employees at the Company, up to the maximum amount permitted under the Code.
Perquisites and Other Benefits. The Company does not generally provide perquisites that are not, in the Committee’s view, integrally and directly related to the named executive officers’ duties. The only perquisite generally offered to our named executive officers is an annual physical. While we have no formal relocation policy for new hires, we will on occasion (including for Mr. Shamir) agree to reimbursement of certain relocation, temporary housing and related costs as part of a negotiation for an executive based on the particular facts and circumstances of the negotiation. Senior management also participates in our other broad-based benefit programs available to our salaried employees including health, dental and life insurance programs. Except as otherwise discussed herein, other welfare and employee-benefit programs are generally the same for all eligible Company employees, including our executive officers, with some variation as required by law with respect to our international employees. While the Committee believes the existing benefits to be reasonable, the Committee intends to periodically reassess our perquisite and benefits programs to help ensure that these programs are appropriately competitive with market medians and effective as a recruiting and retention tool.
Stock Ownership/Retention Guidelines. The Board expects each executive officer and non-employee director to demonstrate a long-term commitment to the Company and to the Company’s stockholders by acquiring and holding a meaningful investment in the Company’s common stock. We believe requiring directors and executive officers to hold a significant long-term stake in our equity accomplishes the following principle goals: (i) further aligning long-term economic interests of our executives and our stockholders by encouraging our management to think and act like long-term investors; and (ii) helping to reduce excessive or inappropriate risk-taking motivated principally by short-term share price appreciation. Therefore, the Board has established specific ownership and retention guidelines for the Company’s executive officers and non-employee directors, summarized below.
Over time each executive officer and non-employee director is expected to build his or her ownership of the Company’s common stock. The targeted ownership levels are expected to be achieved over five years from the time each such person was named an executive officer or a non-employee director, as applicable, and maintained thereafter. The targeted ownership levels are as follows: CEO: six (6) times annual salary; executive officers: two and one half (2.5) times annual salary; non-employee directors: five (5) times the annual cash retainer, exclusive of meeting, chairperson and committee fees.

Each executive officer and non-employee director who does not hold the targeted ownership levels is expected to retain certain shares of common stock acquired upon exercise of stock options or from restricted share grants pursuant to the Company’s equity plans as follows: (1) a minimum of 75% of the net number of shares acquired (net of exercise price and tax withholdings) upon stock option exercises; and (2) in the case of restricted shares, after each vesting date of the award, at least 75% of the net vested shares (net of tax withholdings). The Board of Directors is authorized to make temporary exceptions to the foregoing ownership guidelines in its discretion where compliance would impose a severe economic hardship or otherwise prevent the executive officer or non-employee director from complying with a court order. All non-employee directors have ownership in excess of the applicable guideline and each of the other executive officers has ownership that meets or exceeds the applicable guideline or is abiding by the necessary hold requirements to build the requisite ownership.
Anti-Hedging and Anti-Pledging Policy. We have adopted an anti-hedging policy that prohibits our directors and officers from engaging in any hedging transaction that reduces or limits such director’s or officer’s economic risk with respect to the director’s or officer’s holdings, ownership or interest in the Company’s securities. We have also adopted an anti-pledging policy that prohibits our directors and officers from pledging the Company’s common stock as collateral for margin or other loans without the prior approval of the Company’s Board of Directors, except for (i) pledges of the Company’s common stock that were outstanding prior to March 6, 2013 and (ii) pledges of less than 15% (in the aggregate) of a director’s or officer’s shares of Company common stock by directors or officers who, excluding the number of shares pledged, otherwise meet or exceed the Company’s stock ownership guidelines applicable to them.
Accounting and Tax Matters. In part because of our lack of supplemental or “top hat” retirement or deferred compensation plans typical of larger companies, we do not presently consider tax or accounting consequences to be a material factor in the design of our executive compensation packages, except as to the applicability of Section 162(m) of the Code. None of the compensation paid to our named executive officers for 2014 exceeded the $1 million limit per officer for qualifying executive compensation for deductibility under Section 162(m) of the Code. Our Equity Plan is structured so that any compensation deemed paid to an officer when he or she exercises an outstanding option or SAR under the Equity Plan with an exercise price equal to the fair market value of the underlying shares on the grant date will constitute qualified performance-based compensation which will not be subject to the $1 million limitation. Restricted share grants, for which the vesting restrictions are solely time-based, do not constitute qualified performance-based compensation and could be subject to the $1 million limitation. As previously reported, in connection with the Company hiring Mr. Balthrop as the Company’s chief executive officer and president in May 2004, Mr. Balthrop was granted a non-qualified stock option to purchase 500,000 shares of the Company’s common stock (the “Balthrop Option”). The Balthrop Option was not issued pursuant to a stockholder approved plan and the portion that was exercised prior to 2014, while Mr. Balthrop was a covered employee, did not constitute qualified performance-based compensation and was therefore subject to the $1 million limitation. We also attempted to structure our cash performance bonus program for 2015 to qualify for deductibility under Section 162(m) of the Code for future years, primarily in light of the current and projected compensation expense for our current CEO and our growth expectations. It is important to note, however, that the Company is carrying forward significant net operating losses based on historical operations in a net loss position. Although it will consider the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate executives and to align the executives’ interests with those of the Company’s stockholders. Accordingly, because the amount and mix of individual compensation is based on competitive considerations as well as Company and individual performance, executive officer compensation that is not performance-based may exceed $1 million in a given year.
Additional Compensation Consultant Disclosures. As described above, the Committee has engaged Aon Hewitt as its compensation consultant. During 2014, the Company (on behalf of the Committee) paid Aon Hewitt approximately $66,300 in consulting fees directly related to services performed for the Committee. During the same period, the Company engaged and paid Aon Hewitt approximately $660 for a variety of other consulting services unrelated to executive compensation. While the Committee discussed and did not object to the other services provided by Aon Hewitt, the Committee did not recommend or formally approve these services as they were approved by management in the normal course of business and unrelated to Aon Hewitt’s assignments for the Committee and the scope of the Committee’s responsibilities. Aon Hewitt is engaged by and reports directly to the Committee for matters of executive compensation. Based on the foregoing and, in part, on policies and procedures implemented by Aon Hewitt to ensure the objectivity of Aon Hewitt’s individual executive compensation consultant to the Committee, the Committee believes that the consulting advice it receives from Aon Hewitt is objective and not influenced by Aon Hewitt’s other nominal relationships with the Company. The Committee intends to periodically review this dual utilization to ensure Aon Hewitt’s objectivity is not impaired in the Committee’s view and to consider if more formal pre-approval policies are warranted for management directed services.

2015 Executive Compensation Preview
Summary. The following is a brief summary of the actions taken by the Committee during the first quarter of 2015 with respect to executive officer compensation matters for 2015. The Committee has again engaged Aon Hewitt to serve as the Committee’s compensation consultant for 2015. Aon Hewitt, among other matters, was asked to provide updated equity trend data and other market industry information to be utilized as the Committee evaluated its decisions for 2015 compensation matters. Overall, we believe that our compensation programs are competitive from a market standpoint and consistent with our compensation policies and objectives. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2015, as approved by the Committee:

•	No increases to base salaries for the named executive officers.

•
Performance-based cash compensation opportunities remain constant as a percentage of base salaries for the respective executive officers. The Company financial performance measures have been consolidated to a matrix based upon a relative mix of revenue and operating profit. With respect to the individual project, R&D and departmental performance objectives for executives, the new CEO has focused the executive officers on a more limited number of critical performance and leadership measures for 2015.

•
The Committee made a significant change in the long-term equity incentive program. The Committee, with the support of the new CEO, has determined that the use of options for the purchase of common stock for the executive officers in lieu of restricted share awards is in the best interest of the Company and the alignment with the stockholders at this time. The primary purpose for the change is to align incentives to promote stockholder value through the growth of our stock price. New awards for 2015 provide for four year vesting with no vesting until the end of year two and 25% vesting in each of years three and four. The extension of the timeline before any vesting occurs reduces the short-term nature of the award, promotes a long-term commitment and focuses efforts to enhance value. The Committee believes this use of equity balances appropriately with competitive base salaries and annual performance based cash bonus opportunities, created for inducing employee focus on annual financial metrics, and departmental and R&D focused project goals. Each of the executive officers, excluding the CEO, was granted equity awards with grant date fair market values between $300,000 and $500,000 (or options for the purchase of 44,702 to 74,504 shares). The CEO’s equity award grant date fair value was $1,677,750, in the form of an option for the purchase of 250,000 shares.

.

Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.
Submitted by the Compensation Committee of the Board of Directors,
Jay B. Johnston (Chairman)
Fred C. Goad, Jr.
Jim D. Kever

Summary Compensation Table

The following table sets forth certain summary information for the years ending December 31, 2014, 2013 and 2012, with respect to the compensation awarded to, earned by, or paid to our named executive officers.

Name and Principal Position (1)	Year	Salary ($)		Bonus ($) (2)	Stock Awards ($) (3)		Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)		All Other Compensation ($) (6)		Total ($)
Nachum Shamir	2014	125,000		150,000	2,110,000		2,686,650	—		38,502		5,110,152
President and
Chief Executive Officer

Patrick J. Balthrop, Sr.	2014	567,628		—	1,739,995		—	499,969		189,604		2,997,196
Former President	2013	700,000		—	1,184,977	(7)	314,995	327,600		11,500		2,539,072
and Chief Executive Officer	2012	653,737		—	1,561,830	(8)	419,989	543,909	(9)	35,013		3,214,478

Harriss T. Currie	2014	370,825		—	499,996		—	209,516		11,500		1,091,837
Senior Vice President, Finance,	2013	360,500		—	320,608	(7)	91,867	83,366		11,500		867,841
Chief Financial Officer	2012	343,807		—	422,912	(8)	122,495	121,837		—		1,011,051
and Treasurer

Russell W. Bradley	2014	334,342		—	399,980		—	178,241		11,500		924,063
Senior Vice President,	2013	319,187		—	194,984		104,998	77,403		8,750		705,322
Corporate Development and	2012	299,373		—	243,746		131,240	119,285		8,500		802,144
Chief Marketing and Sales Officer

Jeremy Bridge-Cook	2014	327,029	(10)	—	399,980		—	149,663	(11)	—	(12)	876,672
Senior Vice President,	2013	345,576	(10)	—	170,624		91,867	76,139	(11)	24,624	(12)	708,830
Research and Development	2012	358,587	(10)	—	227,486		122,495	136,328	(11)	21,369	(12)	866,265

David S. Reiter	2014	332,033		—	299,985		—	191,882		8,750		832,650
Senior Vice President,	2013	320,861		—	170,624		91,867	80,215		8,750		672,317
General Counsel and
Corporate Secretary
________________________________

(1)
Reflects position as of December 31, 2014. Mr. Shamir was appointed President and Chief Executive Officer and a member of our Board of Directors on October 14, 2014. Mr. Balthrop resigned from his positions as President, Chief Executive Office and a member of our Board of Directors effective October 14, 2014, but continues to serve as a non-employee consultant to the Company through April 14, 2015. In December 2014, Mr. Reiter announced his intention to resign from his position as Senior Vice President, General Counsel and Corporate Secretary on or about April 1, 2015 to rejoin his independent legal practice.  Mr. Reiter resigned these positions upon the hiring of Richard Rew as Senior Vice President, General Counsel and Corporate Secretary effective March 16, 2015 and is serving as Senior Attorney until April 1, 2015.

(2)	Represents a discretionary bonus of $150,000 that was awarded to Mr. Shamir in recognition of his outstanding performance for 2014.

(3)
The amounts shown in this column represent the aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718 ("ASC 718").  ASC 718 requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments. Pursuant to ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Assumptions used in the calculation of these amounts are described in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 25, 2015.

(4)
The amounts shown in this column represent the aggregate grant date fair value of awards calculated in accordance with ASC 718 (calculated, per the SEC rules, without consideration of the impact of estimated forfeitures related to service-based vesting conditions).  Assumptions used in the calculation of these amounts are described in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 25, 2015.

(5)
The amounts shown in this column reflect annual cash-based incentive bonuses earned by each of the named executive officers pursuant to the Company’s 2012, 2013 and 2014 management incentive plans, respectively, which are discussed in further detail under “Compensation Discussion and Analysis— 2014 Executive Compensation Review.”  The potential payouts under the 2014 plan at the time the plan was established in 2014 are provided below under “Grants of Plan-Based Awards in 2014.” Mr. Balthrop's 2014 bonus was prorated to reflect his retirement in 2014.

(6)
Except with respect to Mr. Balthrop and Mr. Shamir, this column includes matching payments under our 401(k) Plan and the Registered Retirement Savings Plan in Canada.  For Mr. Shamir, this column includes reimbursement of legal expenses and commuting travel costs of $14,582 and $23,920, respectively for 2014. For Mr. Balthrop, this column includes consulting fees of $174,999 for 2014, medical premiums during the consulting period of $3,105 for 2014, matching payments under our 401(k) Plan of $11,500, $11,500 and $11,250 in each of 2014, 2013 and 2012, respectively, and commuting travel costs of $23,763 in 2012.

(7)
These amounts include the target number of shares underlying restricted stock units that Mr. Balthrop and Mr. Currie could earn pursuant to the Company’s 2013 LTIP (assuming target performance under the performance objective is achieved) of 35,863 and 8,965 for Mr. Balthrop and Mr. Currie, respectively with grant date fair values of $599,989 and $149,984 for Mr. Balthrop and Mr. Currie, respectively. Since target performance was estimated to be the probable outcome of the performance conditions for the 2013 LTIP on the date of grant, target values have been presented for the 2013 LTIP. The maximum number of shares underlying restricted stock units that Mr. Balthrop and Mr. Currie could earn pursuant to the Company’s 2013 LTIP (assuming maximum performance under the performance objective is achieved) is 71,727 shares with a grant date fair value of $1,199,993 and 17,931 shares with a grant date fair value of $299,986 for Mr. Balthrop and Mr. Currie, respectively. Mr. Balthrop's restricted stock units were forfeited in connection with his retirement.

(8)
These amounts include the target number of shares underlying restricted stock units that Mr. Balthrop and Mr. Currie could have earned pursuant to the Company’s 2012 LTIP (assuming target performance across all performance objectives were achieved) of 35,794 and 8,948 for Mr. Balthrop and Mr. Currie, respectively with grant date fair values of $781,832 and $195,426 for Mr. Balthrop and Mr. Currie, respectively. Since target performance was estimated to be the probable outcome of the performance conditions for the 2012 LTIP on the date of grant, target values have been presented for the 2012 LTIP. The maximum number of shares underlying restricted stock units that Mr. Balthrop and Mr. Currie could have earned pursuant to the Company’s 2012 LTIP (assuming maximum performance across all performance objectives were achieved) was 98,434 shares with a grant date fair value of $2,150,291 and 24,608 shares with a grant date fair value of $537,562 for Mr. Balthrop and Mr. Currie, respectively. No shares were earned pursuant to the 2012 LTIP.

(9)
Mr. Balthrop requested a reduction of his 2012 cash incentive bonus by 15% of target, from $543,909, the amount earned pursuant to the terms of the 2012 cash incentive plan, to $445,849, the final amount actually paid, which the Committee affirmed.

(10)	Dr. Bridge-Cook's base salary, which is paid in Canadian dollars, has been translated to United States dollars using an average of the currency exchange rate for each reported calendar year.

(11)	Dr. Bridge-Cook’s annual cash incentive bonus, which was paid in Canadian dollars, has been translated to United States dollars using the currency exchange rate on the date the payment was made.

(12)
Matching payments made under our Registered Retirement Savings Plan in Canada for Dr. Bridge-Cook, which were paid in Canadian dollars, have been translated to United States dollars using an average of the currency exchange rate for each reported calendar year.

Grants Of Plan-Based Awards in 2014

The following table summarizes grants of plan-based awards made to our named executive officers in 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)	(#)	($/Sh)	($)(2)
Nachum Shamir	10/14/14	—	—	—	100,000	—	—	2,110,000
	10/14/14	—	—	—	—	250,000	21.10	2,686,650
Patrick J. Balthrop, Sr.	03/12/14	—	—	—	86,395	—	—	1,739,995
	N/A	283,814	567,628	993,349	—	—	—	—
Harriss T. Currie	03/12/14	—	—	—	24,826	—	—	499,996
	N/A	92,706	185,413	278,119	—	—	—	—
Russell W. Bradley	03/12/14	—	—	—	19,860	—	—	399,980
	N/A	83,586	167,171	250,757	—	—	—	—
Jeremy Bridge-Cook	03/12/14	—	—	—	19,860	—	—	399,980
	N/A (3)	81,757	163,515	245,272	—	—	—	—
David S. Reiter	03/12/14	—	—	—	14,895	—	—	299,985
	N/A	83,008	166,017	249,025	—	—	—	—
_____________________________________________

(1)
The amounts shown in these columns reflect the threshold, target and maximum amounts (assuming threshold, target and maximum performance across all performance objectives were achieved) that each of the named executive officers could have earned for the fiscal year ended December 31, 2014 pursuant to the Company’s 2014 management incentive plans.  The terms of our named executive officer bonus plans are discussed in further detail in “Compensation Discussion and Analysis—2014 Executive Compensation Review”.  The amounts actually awarded to each of the named executive officers are reflected in the “Summary Compensation Table” above.

(2)	The amounts shown in this column reflect the grant date fair value of the respective stock and option awards calculated in accordance with ASC 718.

(3)
Dr. Bridge-Cook's estimated future payouts under non-equity incentive plan awards, which would be paid in Canadian dollars, have been translated to United States dollars using an average of the currency exchange rate for the reported calendar year.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2014 Table

The following discussion is intended to be read as a supplement to the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2014” table (including the notes to such tables), and to the disclosure under “Compensation Discussion and Analysis,” and the following discussion should be read in conjunction with such other disclosures.

Compensation Mix

As reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2014” table, the primary components of the Company’s 2014 compensation program for our named executive officers were cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentive compensation, consisting of restricted stock with time-based vesting (except with respect to Mr. Shamir who was also awarded stock options with time-based vesting as part of his "on-boarding" grant).  Generally, and excluding the Company’s current and former CEOs, cash incentive plan compensation for 2014 was 17% to 23% of the total of these elements, while the value of equity awards, valued at fair market value on the date of grant, for 2014 represented 36% to 46% of the total compensation opportunities for 2014. On October 14, 2014, Mr. Balthrop, our then President and Chief Executive Officer, retired from such positions and Mr. Shamir was appointed President and Chief Executive Officer. Mr. Shamir’s base salary was established at $600,000 per annum and his target annual performance-based cash bonus opportunity (beginning with 2015) was 100% of his base salary. “On-boarding” equity consisted of (i) an option to purchase 250,000 shares of common stock vesting over four years (at an exercise price of $21.10 per share) and (ii) 100,000 shares of restricted stock vesting over four years (with an aggregate grant date fair value of $4,796,650). In respect of Mr. Shamir’s base salary and cash incentive compensation, the “Summary Compensation Table” reflects (a) the pro-rata portion of Mr. Shamir’s base salary earned during 2014 ($125,000) and (b) a $150,000 discretionary bonus determined by the Compensation Committee. In respect of Mr. Balthrop’s base salary and cash incentive compensation, the “Summary Compensation Table” reflects (a) the pro-rata portion of Mr. Balthrop’s base salary earned during 2014 ($567,628) and (b) the pro-rata portion of Mr. Balthrop’s cash incentive plan compensation determined by the Compensation Committee to be earned for 2014 ($499,969). Mr. Balthrop’s cash incentive compensation for 2014 was 18% of the total compensation elements, excluding consulting fees, and his equity award, valued at fair market value on the date of grant, for 2014 was 62% of such total compensation elements, excluding consulting fees.  For a detailed discussion of each of these components and explanation of how the level of each of these elements of compensation is generally determined in relation to an executive’s total compensation, see “Compensation Discussion and Analysis – Program Design.”

For information regarding the annual incentives to our named executive officers for our 2014 fiscal year, please see “Compensation Discussion and Analysis – Performance-based Cash Awards.”

Employment Agreements

We have entered into employment agreements with each of our named executive officers, each previously filed with the SEC.  The employment agreements provide for certain salary, annual bonus opportunities and other benefits, including potential severance entitlements.  The employment agreements with Messrs. Shamir, Currie, Bradley, Bridge-Cook, and Reiter are generally automatically renewable on an annual basis unless either party provides the other written notice of its intent not to renew the agreement at least 60 (in the case of Messrs. Currie, Reiter, and Bradley), or 90 (in the case of Mr. Shamir), days prior to the end of the then-current term of their agreements. The agreement with Dr. Bridge-Cook is for an indefinite term and thus does not provide a non-renewal notice/option, but it may be terminated by us at any time, subject to our severance payment obligations.  On October 14, 2014 we entered into a six-month consulting agreement with Mr. Balthrop (previously filed with the SEC) upon his retirement that provides for certain compensation and other benefits. On December 19, 2014 we entered into a nine-month consulting agreement with Mr. Reiter (previously filed with the SEC), effective upon his anticipated resignation date of April 1, 2015, that provides for certain compensation and other benefits. These agreements are described in more detail under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”  The potential payouts under these agreements in connection with the termination of these executives is provided under “Potential Payments Upon Termination or Change in Control".

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2014. The market value of shares was calculated using the year-end closing price of $18.76 as reported on the NASDAQ Global Select Market.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Grant Date	Option Expiration Date		Award Grant Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards; Market Value of Unearned Shares or Units That Have Not Vested ($)
Nachum Shamir	—	250,000	(1)	21.10	10/14/2014	10/14/2021		—	—		—	—		—
	—	—		—	—	—		10/14/2014	100,000	(3)	1,876,000	—		—

Patrick J. Balthrop, Sr. (4)	29,534	—		14.39	03/25/2007	10/14/2016	(5)	—	—		—	—		—
	17,110	—		20.70	05/13/2008	10/14/2016	(5)	—	—		—	—		—
	32,610	—		15.67	05/12/2009	10/14/2016	(5)	—	—		—	—		—
	25,639	—		16.55	03/11/2010	10/14/2016	(5)	—	—		—	—		—
	12,172	—		18.26	03/11/2011	10/14/2016	(5)	—	—		—	—		—
	23,566	11,783	(2)	22.71	03/13/2012	10/14/2016	(5)	—	—		—	—		—
	11,946	23,892	(2)	17.24	03/08/2013	10/14/2016	(5)	—	—		—	—		—
	—	—		—	—	—		03/11/2010	6,768	(6)	126,968	—		—
	—	—		—	—	—		03/11/2011	6,134	(6)	115,074	—		—
	—	—		—	—	—		03/13/2012	20,608	(6)	386,606	—		—
	—	—		—	—	—		03/08/2013	27,146	(6)	509,259	—		—
	—	—		—	—	—		03/12/2014	86,395	(3)	1,620,770	—		—

Harriss T. Currie	10,423	—		14.39	03/25/2007	03/25/2017		—	—		—	—		—
	5,032	—		20.70	05/13/2008	05/13/2018		—	—		—	—		—
	12,228	—		15.67	05/12/2009	05/12/2019		—	—		—	—		—
	11,217	—		16.55	03/11/2010	03/11/2020		—	—		—	—		—
	5,325	—		18.26	03/11/2011	03/11/2021		—	—		—	—		—
	6,873	3,437	(2)	22.71	03/13/2012	03/13/2022		—	—		—	—		—
	3,484	6,968	(2)	17.24	03/08/2013	03/08/2023		—	—		—	—		—
	—	—		—	—	—		03/11/2010	2,961	(6)	55,548	—		—
	—	—		—	—	—		03/11/2011	2,684	(6)	50,352	—		—
	—	—		—	—	—		03/13/2012	6,011	(6)	112,766	—		—
	—	—		—	—	—		03/08/2013	7,918	(6)	148,542	—		—
	—	—		—	—	—		03/12/2014	24,826	(3)	465,736	—		—
	—	—		—	—	—		03/07/2012	—		—	24,608	(7)	461,646
	—	—		—	—	—		03/19/2013	—		—	17,931	(8)	336,386

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Award Grant Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards; Market Value of Unearned Shares or Units That Have Not Vested ($)
Russell W. Bradley	6,514	—		14.39	03/25/2007	03/25/2017	—	—		—	—	—
	5,032	—		20.70	05/13/2008	05/13/2018	—	—		—	—	—
	10,190	—		15.67	05/12/2009	05/12/2019	—	—		—	—	—
	8,012	—		16.55	03/11/2010	03/11/2020	—	—		—	—	—
	12,172	—		18.26	03/11/2011	03/11/2021	—	—		—	—	—
	7,364	3,682	(2)	22.71	03/13/2012	03/13/2022	—	—		—	—	—
	3,982	7,964	(2)	17.24	03/08/2013	03/08/2023	—	—		—	—	—
	—	—		—	—	—	03/11/2010	2,115	(6)	39,677	—	—
	—	—		—	—	—	03/11/2011	6,134	(6)	115,074	—	—
	—	—		—	—	—	03/13/2012	6,440	(6)	120,814	—	—
	—	—		—	—	—	03/08/2013	9,048	(6)	169,740	—	—
	—	—		—	—	—	03/12/2014	19,860	(3)	372,574	—	—

Jeremy Bridge-Cook	5,032	—		20.70	5/13/2008	5/13/2018	—	—		—	—	—
	14,267	—		15.67	05/12/2009	05/12/2019	—	—		—	—	—
	11,217	—		16.55	03/11/2010	03/11/2020	—	—		—	—	—
	5,325	—		18.26	03/11/2011	03/11/2021	—	—		—	—	—
	6,873	3,437	(2)	22.71	03/13/2012	03/13/2022	—	—		—	—	—
	3,484	6,968	(2)	17.24	03/08/2013	03/08/2023	—	—		—	—	—
	—	—		—	—	—	03/11/2010	2,961	(6)	55,548	—	—
	—	—		—	—	—	03/11/2011	2,684	(6)	50,352	—	—
	—	—		—	—	—	03/13/2012	6,011	(6)	112,766	—	—
	—	—		—	—	—	03/08/2013	7,918	(6)	148,542	—	—
	—	—		—	—	—	03/12/2014	19,860	(3)	372,574	—	—

David S. Reiter	7,817	—		14.39	03/25/2007	03/25/2017	—	—		—	—	—
	5,032	—		20.70	05/13/2008	05/13/2018	—	—		—	—	—
	12,228	—		15.67	05/12/2009	05/12/2019	—	—		—	—	—
	8,012	—		16.55	03/11/2010	03/11/2020	—	—		—	—	—
	5,325	—		18.26	03/11/2011	03/11/2021	—	—		—	—	—
	6,873	3,437	(2)	22.71	03/13/2012	03/13/2022	—	—		—	—	—
	3,484	6,968	(2)	17.24	03/08/2013	03/08/2023	—	—		—	—	—
	—	—		—	—	—	03/11/2010	2,115	(6)	39,677	—	—
	—	—		—	—	—	03/11/2011	2,684	(6)	50,352	—	—
	—	—		—	—	—	03/13/2012	6,011	(6)	112,766	—	—
	—	—		—	—	—	03/08/2013	7,918	(6)	148,542	—	—
	—	—		—	—	—	03/12/2014	14,895	(3)	279,430	—	—

(1)	These unvested options vest in equal 1/4th increments on each anniversary of the grant date over the first four years of the option term.

(2)	These unvested options vest in equal 1/3rd increments on each anniversary of the grant date over the first three years of the option term.

(3)
The restrictions applicable to these awards lapse with respect to 1/4th of the total shares subject to the grant each year on each anniversary of the grant date, beginning on the first anniversary of the grant date.

(4)
Pursuant to the consulting agreement, dated October 14, 2014, between Mr. Balthrop and the Company, unvested stock options and shares of restricted common stock as of the date of his retirement continue to vest in accordance with the terms of the applicable plan during the consulting term on the same schedule as they vested during Mr. Balthrop's employment.

(5)
Pursuant to the consulting agreement, dated October 14, 2014, between Mr. Balthrop and the Company, all options that are exercisable as of the last day of the consulting term shall remain exercisable until October 14, 2016, at which time such options shall terminate immediately and become void and of no effect.

(6)
The restrictions applicable to these awards lapse with respect to 1/5th of the total shares subject to the grant each year on each anniversary of the grant date, beginning on the first anniversary of the grant date.

(7)
Represents restricted stock units granted under the 2012 LTIP, subject to various performance related vesting criteria over a period of two years as follows: (i) one half of the grant is conditioned upon Luminex’s average common stock trading price for the last twenty consecutive trading days of 2014; and (ii) one half of the grant is conditioned upon the achievement of certain operating profit goals for the year ended December 31, 2014.  The determination as to the satisfaction of performance criteria under this grant was made effective February 24, 2015. The determination concluded that neither performance goal was achieved, resulting in no shares being released to Mr. Currie. As a result, no shares were earned for either goal under the 2012 LTIP.

(8)
Represents restricted stock units granted under the 2013 LTIP, subject to a single performance related vesting criterion over a period of two years conditioned upon the achievement of certain fully diluted earnings per share goals for the year ended December 31, 2015.  Vesting of the grant (after giving effect to the aforementioned performance condition) will occur 50% upon the date on which the determination is made as to the satisfaction of the performance criterion and the remaining 50% of the RSUs earned on the determination date will vest on December 31, 2017, subject to Mr. Currie's continued employment with the Company.

Option Exercises And Stock Vested in 2014

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2014 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Nachum Shamir	—	—	—	—
Patrick J. Balthrop, Sr.	200,000	1,665,260	40,566	796,956
Harriss T. Currie	15,000	178,800	14,689	289,074
Russell W. Bradley	—	—	11,983	239,297
Jeremy Bridge-Cook	—	—	11,636	232,499
David S. Reiter	—	—	10,311	205,708
________________________________________

(1)	The value realized upon the vesting of restricted shares shown in the table is calculated based upon the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

Potential Payments Upon Termination or Change in Control

The following tables show for each of our named executive officers the estimated amount of potential payments, as well as the estimated value of continuing benefits, assuming the executive’s employment terminated or a change in control occurred, in either case effective December 31, 2014 and based on compensation and benefit levels in effect on December 31, 2014.  Due to the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company.

Nachum Shamir
Executive Benefits and Payments Upon Separation	Voluntary Termination($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	1,075,000	—	600,000	—	1,075,000	1,075,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	—	—	—	—	—	—
Accelerated Vesting of Options (2)	—	—	—	—	—	—	—	—
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	1,876,000	1,876,000	1,876,000	1,876,000
Continuation of Insurance Benefits (3)	—	—	22,774	—	—	—	22,774	22,774
Total	—	—	1,097,774	—	2,476,000	1,876,000	2,973,774	2,973,774
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2014 ($18.76 per share as reported on the NASDAQ Global Select Market) and the respective exercise prices of in-the-money unvested stock options (of which with respect to Mr. Shamir there are none as of December 31, 2014).  The closing market price on December 31, 2014 is also used to calculate accelerated vesting of restricted stock amounts.

(3)
Reflects the present value of the long-term disability, short-term disability and medical premiums the executive would be entitled to for a period of 12 months following the termination date together with the amount of the contribution for the executive under Luminex's 401(k) Retirement Plan for the prior plan year.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2014, the premiums in effect on such date and the contributions made to Luminex's 401(k) Retirement Plan for the prior plan year.

Patrick J. Balthrop, Sr. (Retired)
Upon Mr. Balthrop’s retirement on October 14, 2014, the Company and Mr. Balthrop entered into a six-month consulting agreement. As compensation, Mr. Balthrop is paid a monthly rate of $58,333 through April 14, 2015. Mr. Balthrop is also entitled to a prorated performance bonus for fiscal year 2014 and continues to vest in option and restricted stock grants while providing services to the Company during the consulting term, at the end of which any unvested grants shall terminate in accordance with the terms of the applicable plans. Mr. Balthrop’s consulting agreement provides that if the Company terminates such consulting agreement without “cause,” the Company must pay Mr. Balthrop his monthly rate through the end of the consulting term. If the Company terminated the consulting agreement without "cause" on December 31, 2014, the Company would have been obligated to pay Mr. Balthrop $174,999. The Company was obligated to pay a $499,969 prorated 2014 bonus whether or not the consulting agreement was terminated. Upon any termination of the consulting agreement by the Company or Mr. Balthrop, for any reason, any equity awards which remain unvested as of the date of such termination shall cease to vest as of the date of such termination and terminate in accordance with the terms of the applicable plans. Notwithstanding the terms of the applicable equity plans and award agreements, all options to purchase common stock of the Company held by Mr. Balthrop that are or become exercisable during the consulting term remain exercisable until October 14, 2016, at which time all such options will terminate.

Harriss T. Currie
Executive Benefits and Payments Upon Separation	Voluntary Termination($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	373,100	—	373,100	—	373,100	373,100
Non-equity Incentive Compensation (Bonus) (1)	—	—	83,366	—	83,366	—	83,366	83,366
Accelerated Vesting of Options (2)	—	—	—	—	10,591	10,591	10,591	10,591
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	1,057,212	1,057,212	832,944	832,944
Continuation of Insurance Benefits (3)	—	—	21,088	—	—	—	21,088	21,088
Total	—	—	477,554	—	1,524,269	1,067,803	1,321,089	1,321,089
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) with respect to stock options and restricted stock (other than restricted stock units granted under the LTIP), or the death or disability of the executive with respect to stock options and restricted stock (including restricted stock units granted under the LTIP following the applicable determination date).  With respect to the unvested restricted stock units granted under the LTIP, if a change of control occurs prior to the end of the performance period, performance criteria (as adjusted appropriately and proportionately for such shorter period) will be measured as of the effective date of the change of control, with the number of restricted stock units reduced, depending upon the year in which the change of control occurs.  For purposes of the above table, the number of restricted stock units granted to Mr. Currie under the LTIP commencing in 2013 has been reduced by a factor of 0.3333, assuming a change of control occurred on December 31, 2014. The above table assumes that Mr. Currie would be deemed to have achieved all adjusted performance criteria under the LTIP as of the effective date of the change of control.  With respect to the unvested restricted stock units granted under the LTIP, if an involuntary termination without cause or termination for good reason occurs after the end of the performance period, vesting of the shares earned but not released is accelerated taking into account the achievement of performance criteria. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2014 ($18.76 per share as reported on the NASDAQ Global Select Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2014 is also used to calculate accelerated vesting of restricted stock and restricted stock unit amounts.

(3)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2014 and the premiums in effect on such date.

Russell W. Bradley
Executive Benefits and Payments Upon Separation	Voluntary Termination($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	355,888	—	355,888	—	355,888	355,888
Non-equity Incentive Compensation (Bonus) (1)	—	—	77,403	—	77,403	—	77,403	77,403
Accelerated Vesting of Options (2)	—	—	—	—	12,105	12,105	12,105	12,105
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	817,898	817,898	817,898	817,898
Continuation of Insurance Benefits (3)	—	—	21,088	—	—	—	21,088	21,088
Total	—	—	454,379	—	1,263,294	830,003	1,284,382	1,284,382
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive.  Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2014 ($18.76 per share as reported on the NASDAQ Global Select Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2014 is also used to calculate accelerated vesting of restricted stock amounts.

(3)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2014 and the premiums in effect on such date.

Jeremy Bridge-Cook
Executive Benefits and Payments Upon Separation (1)	Voluntary Termination($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (2)	—	—	493,553	—	493,553	—	493,553	493,553
Non-equity Incentive Compensation (Bonus) (2)	—	—	76,139	—	76,139	—	76,139	76,139
Accelerated Vesting of Options (3)	—	—	—	—	10,591	10,591	10,591	10,591
Accelerated Vesting of Restricted Stock (3)	—	—	—	—	739,782	739,782	739,782	739,782
Continuation of Insurance Benefits (4)	—	—	8,115	—	—	—	8,115	8,115
Total	—	—	577,807	—	1,320,065	750,373	1,328,180	1,328,180
________________________________________

(1)	The amounts listed in this table, which would have been paid in Canadian dollars, have been translated to United States dollars using the currency exchange rate on December 31, 2014.

(2)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(3)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive.  Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2014 ($18.76 per share as reported on the NASDAQ Global Select Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2014 is also used to calculate accelerated vesting of restricted stock amounts.

(4)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2014 and the premiums in effect on such date.

David S. Reiter
Executive Benefits and Payments Upon Separation	Voluntary Termination($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	334,468	—	334,468	—	334,468	334,468
Non-equity Incentive Compensation (Bonus) (1)	—	—	80,215	—	80,215	—	80,215	80,215
Accelerated Vesting of Options (2)	—	—	—	—	10,591	10,591	10,591	10,591
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	630,767	630,767	630,767	630,767
Continuation of Insurance Benefits (3)	—	—	21,088	—	—	—	21,088	21,088
Total	—	—	435,771	—	1,056,041	641,358	1,077,129	1,077,129
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive.  Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2014 ($18.76 per share as reported on the NASDAQ Global Select Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2014 is also used to calculate accelerated vesting of restricted stock amounts.

(3)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2014 and the premiums in effect on such date.

Director Compensation for 2014

The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2014 to each of the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($) (3) (4)	Stock Awards ($) (1) (3)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
G. Walter Loewenbaum II	126,000	188,986	—	—	314,986
Robert J. Cresci	71,000	92,989	—	—	163,989
Thomas W. Erickson	59,000	154,975	—	—	213,975
Fred C. Goad, Jr.	8,000	124,976	—	—	132,976
Jay B. Johnston	8,000	154,975	—	—	162,975
Jim D. Kever	4,000	124,976	—	—	128,976
Kevin M. McNamara	75,000	104,988	—	—	179,988
Edward A. Ogunro	70,000	92,989	—	—	162,989
____________________________________

(1)
The amounts shown in this column represent aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718.  All grants of restricted shares were made under the Company's Second Amended and Restated 2006 Equity Incentive Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC.  As of December 31, 2014, the aggregate number of unvested restricted shares outstanding for each of the Company’s non-employee directors was as follows: Loewenbaum - 10,552, Cresci - 5,192, Erickson - 6,924, Goad - 5,583, Johnston - 6,924, Kever - 5,583 McNamara - 5,862, Ogunro - 5,192.

(2)
All prior option awards vested before 2014. As of December 31, 2014, the aggregate number of shares subject to option awards outstanding for each of the Company’s non-employee directors was as follows: Loewenbaum - 0, Cresci - 0, Erickson - 0, Goad - 0, Johnston - 15,000, Kever - 0, McNamara - 0, Ogunro - 0.

(3)
As noted below in the Narrative to Director Compensation Table, non-employee directors may elect to defer receipt of the annual cash payments and the annual stock retainer by electing to receive restricted stock units settled at a future date. The grant date fair values of the deferred restricted stock units elected to be received in 2014 in lieu of the annual cash payments and the annual stock retainer are as follows: Loewenbaum - $0, Cresci - $0, Erickson - $154,975, Goad - $124,976, Johnston - $154,975, Kever - $124,976 McNamara - $104,988, Ogunro - $92,989.

(4)
Includes a unique cash payment to Mr. Erickson of $50,000 for his extraordinary and significant efforts associated with the recruitment process of the Company's new president and chief executive officer which was approved by the Compensation Committee.

Narrative to Director Compensation Table

Following the completion of its review of the appropriateness of our non-employee director compensation policy in light of our objectives described below, the compensation policy for our non-employee directors for 2014 was recommended by our Compensation Committee and approved by our Board of Directors.  This policy was designed to offer competitive, equitable and consistent compensation for the value of the Board and Committee service and Committee Chairmanship, and to offer the appropriate level and mix of compensation to position the Board of Directors' compensation at the median of market levels.  We also have adopted stock ownership guidelines for our directors to further promote this alignment of interests, which can be found in our corporate governance guidelines.

The Director Compensation Table reflects the following compensation policy for our non-employee directors for 2014 (the “Policy”), and the individual choices made by each non-employee director with respect to compensation for their services during 2014 based on the Policy:

Annual Retainer
Annual Cash Retainer for Board and Committee Meetings	$50,000

Additional Annual Retainers
Chairman of the Board of Directors	$72,000
Executive Committee Chair	$12,000
Compensation Committee Chair	$12,000
Audit Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$12,000
Strategy and Development Committee Chair	$12,000

Annual retainers for non-employee directors and Board and committee chairs are payable quarterly in arrears. Non-employee directors have the option of accepting all or any part of the foregoing cash retainer payments in the form of restricted stock.  Restricted stock received in lieu of cash retainers is granted at the annual meeting and vests quarterly on the quarterly cash payment dates, subject to continued services by directors as a director or chairperson, as applicable.  Non-employee directors may also elect to defer receipt of such restricted stock in lieu of cash payments and the annual stock retainer as described below.

Non-employee directors do not receive additional compensation for attendance at Board meetings.  Each non-employee Board member receives $1,000 per meeting for attendance at committee meetings (to the extent not held in conjunction with a full Board meeting), including formal telephonic meetings and Executive Committee meetings.

Non-employee directors also are eligible to receive restricted share awards in the amounts below.  The restricted shares are issued pursuant and subject to the terms of the Company’s Second Amended and Restated 2006 Equity Incentive Plan and the form of award agreement previously filed with the SEC and vest one year from the date of grant.  Annual grants of restricted stock are made on the date of the annual meeting of stockholders.

Fair Market Value of Restricted Stock Award on Date of Grant
Each Continuing Board Member	$75,000

Additional Grants
Chairman of the Board of Directors	$114,000
Executive Committee Chair	$18,000
Compensation Committee Chair	$18,000
Audit Committee Chair	$30,000
Nominating and Corporate Governance Committee Chair	$18,000
Strategy and Development Committee Chair	$18,000

Non-employee directors may annually make an election to defer (i) the annual restricted stock award and (ii) all or a portion of the annual cash retainers (other than per-meeting fees) by electing to receive restricted stock units settled at a future date, generally retirement or resignation from the Board of Directors or other termination of service.  Such restricted stock units vest one year from the date of grant. Restricted stock units related to these deferrals from 2008 through 2014 held as of December 31, 2014 are as follows: Loewenbaum - 33,114, Cresci - 0, Erickson - 55,453, Goad - 44,230, Johnston - 55,453, Kever - 44,230, McNamara - 31,034 and Ogunro - 16,379.

In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings and other Company-related business meetings if a Board member’s presence is requested, as well as director education programs.

In 2014, Mr. Erickson was awarded a unique cash compensation award of $50,000 in connection with his extraordinary and significant efforts associated with the recruitment process of the Company's new president and chief executive officer which was approved by the Compensation Committee.

Our directors who are also employees (Mr. Balthrop prior to his retirement and Mr. Shamir) received no additional compensation for their services as directors for 2014.

For 2015, the Compensation Committee has recommended, and the Board of Directors has approved, a continuation of the same compensation opportunities for our non-employee directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of March 16, 2015 (unless otherwise noted) for:
•each of our directors;
•each of our named executive officers;
•each person who is known by us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; and
•all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes shares as to which a person has sole or shared voting or investment power and also includes any shares which a person has the right to acquire within 60 days after March 16, 2015 through the vesting and/or exercise of any equity award or other right. Except as otherwise indicated, the named persons below have sole voting and investment power with respect to beneficially owned shares or shares such voting and investment power with his or her spouse. The number of shares shown does not include the interest of certain persons in shares held by certain family members in their own right. The inclusion of any such shares, however, does not constitute an admission that the named person is a direct or indirect beneficial owner of such shares for other purposes.
The percentages of shares outstanding provided in the table are based on 43,105,004 shares outstanding as of March 16, 2015. Shares issuable upon the exercise of options that are exercisable within 60 days after March 16, 2015 and restricted stock units which are able to be settled in stock at the holder’s election within 60 days after March 16, 2015 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

	Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Owned (1)	Total as a Percentage of Shares Outstanding
Directors and Named Executive Officers (2)
G. Walter Loewenbaum II (3)	1,235,957	2.9%
Robert J. Cresci (4)	248,808	*
Thomas W. Erickson	134,657	*
Fred C. Goad, Jr.	296,283	*
Jay Johnston	129,883	*
Jim D. Kever	194,723	*
Kevin M. McNamara	66,476	*
Edward A. Ogunro	27,083	*
Nachum "Homi" Shamir	100,000	*
Russell W. Bradley	164,457	*
Harriss T. Currie	242,637	*
Jeremy Bridge-Cook (5)	101,208	*
David S. Reiter	113,041	*
Patrick J. Balthrop, Sr. (6)	820,687	1.9%

All directors and executive officers as a group (15 persons)	2,942,172	6.8%

Other 5% Stockholders
St. Denis J. Villere & Company, LLC (7) 601 Poydras St. Suite 1808 New Orleans, LA 70130	6,638,729	15.4%
BlackRock, Inc. (8) 55 East 52nd Street New York, New York 10022	3,915,743	9.0%
The Vanguard Group (9) 100 Vanguard Blvd. Malvern, PA 19355	2,595,591	6.0%
_______________________
*  Less than 1%.

(1)
Includes shares issuable upon the exercise of currently exercisable options as well as those options which will become exercisable within 60 days after March 16, 2015, as follows: Mr. Loewenbaum - 0 shares; Mr. Cresci - 0 shares; Mr. Erickson - 0 shares; Mr. Goad - 0 shares; Mr. Johnston - 0 shares; Mr. Kever - 0 shares; Mr. McNamara - 0 shares; Dr. Ogunro - 0 shares; Mr. Shamir - 0 shares; Mr. Balthrop - 176,306 shares; Mr. Currie - 61,503 shares; Dr. Bridge-Cook - 53,119 shares; Mr. Bradley - 60,390 shares; Mr. Reiter - 55,692 shares; and all directors and executive officers as a group 181,310 shares. In addition, includes shares issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred until termination of the individual’s service as a director, as follows: Mr. Loewenbaum - 33,114 shares; Mr. Cresci - 0 shares; Mr. Erickson - 55,453 shares; Mr. Goad - 44,230 shares; Mr. Johnston - 55,453 shares; Mr. Kever - 44,230 shares; Mr. McNamara - 31,034 shares; and Dr. Ogunro - 16,379 shares.

(2)	The applicable address for all directors and named executive officers is c/o Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727.

(3)
Does not include 24,382 shares held in grantor retained annuity trusts of which Mr. Loewenbaum is the grantor; 800,791 shares held by Mr. Loewenbaum 's wife, Lillian Loewenbaum; 124,382 shares held in grantor retained annuity trusts of which Lillian Loewenbaum is the grantor; 17,153 shares held by a trust for the benefit of Lillian Loewenbaum of which Lillian Loewenbaum is the trustee; and 367,972 shares held by a trust for the benefit of Mr. Loewenbaum's descendants which has an independent trustee and over which Mr. Loewenbaum neither has nor shares investment or voting power.

(4)
Mr. Cresci has granted a security interest in 160,000 shares directly owned by him as collateral for a loan. The number of shares directly owned by Mr. Cresci, excluding the number of shares subject to the security interest, exceeds the number of shares required to be owned by Mr. Cresci pursuant to the Company's stock ownership guidelines.

(5)	Does not include 26,184 shares issuable upon unvested restricted stock unit awards for Dr. Bridge-Cook.

(6)
Mr. Balthrop (our former chief executive officer) has pledged 63,800 shares directly owned by him as collateral for a loan. Mr. Balthrop is no longer subject to the Company's stock ownership guidelines or the Company's anti-pledging policy since he is no longer an employee or director of the Company.

(7)
This information is as of December 31, 2014, and is based solely on a Schedule 13G/A filed by St. Denis J. Villere & Company, L.L.C. on February 17, 2015. St. Denis J. Villere & Company is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities and Exchange Act of 1934, as amended, and reports shared voting power as to 6,638,729 shares and shared dispositive power as to 6,146,406 shares.

(8)
This information is as of December 31, 2014, and is based solely on a Schedule 13G/A filed by BlackRock, Inc. on January 15, 2015.  BlackRock, Inc. is a holding company as defined in Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended, and reports sole voting power as to 3,830,519 shares and sole dispositive power as to 3,915,743 shares.

(9)
This information is as of December 31, 2014, and is based solely on a Schedule 13G/A filed by The Vanguard Group on February 11, 2015. The Vanguard Group is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, as amended, and reports sole voting power as to 56,564 shares, sole dispositive power as to 2,544,627 shares and shared dispositive power as to 50,964 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Upon Mr. Balthrop’s retirement on October 14, 2014, the Company and Mr. Balthrop entered into a six-month consulting agreement pursuant to which Mr. Balthrop agreed to advise Mr. Shamir and the Board on strategic matters and other transitional and consulting services as requested and authorized by Mr. Shamir from time to time. As compensation, Mr. Balthrop is paid a monthly rate of $58,333 through April 14, 2015 and continues to vest in option and restricted stock grants while providing services to the Company during the consulting term.
In December 2014, Mr. Reiter announced his intention to resign from his position as Senior Vice President, General Counsel and Corporate Secretary on or about April 1, 2015 to rejoin his independent legal practice.  Mr. Reiter resigned these positions upon the hiring of Richard Rew as Senior Vice President, General Counsel and Corporate Secretary effective March 16, 2015 and is serving as Senior Attorney until April 1, 2015. The Company and Mr. Reiter entered into a consulting agreement pursuant to which Mr. Reiter will advise the CEO and the General Counsel on legal matters and other transitional and consulting services to be reasonably requested and authorized by the CEO or General Counsel from time to time. The term of Mr. Reiter’s consulting agreement is through the end of 2015. As compensation, the consulting agreement entitles Mr. Reiter to be paid a monthly rate of $12,388 and receive reimbursement for three months of COBRA benefits.
The terms of the consulting agreements are described under “Compensation Discussion and Analysis - Additional Disclosures - Consulting Agreements” above.
Since the beginning of the last fiscal year, we are aware of no other related party transactions between us and any of our directors, nominees for director, executive officers, 5% stockholders or their immediate family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

We have adopted a written related party transaction policy, administered by our Audit Committee, that requires the Audit Committee (or the chair of the Audit Committee in certain instances with respect to de minimus transactions) to review and either ratify, approve or disapprove all “Interested Transactions,” subject to certain exceptions for specified “pre-approved transactions” not believed to create a material interest with respect to a “Related Party.”  “Interested Transactions” are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•
person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company's common stock;

•	immediate family member of any of the foregoing; or

•
firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party's relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction.  No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Our related party transaction policy has been incorporated into our Code of Compliance, which can be viewed at the “Investor Relations” section of our website at www.luminexcorp.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our common stock are required to report their initial ownership of our common stock and any subsequent changes in their ownership to the SEC.  Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure of such persons to file by those dates.  Based solely upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2014 and written representations to the Company that we have received from such persons that no other reports were required, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and ten-percent beneficial owners for 2014, except that Michael Pintek (a former executive officer) filed a Form 4 late on July 3, 2014 which did not timely disclose one transaction.

EXPENSES AND SOLICITATION

We will bear the cost of soliciting proxies.  Proxies may be solicited in person or by telephone, facsimile, electronic mail, Internet, or other electronic medium by certain of our directors, officers and regular employees, without additional compensation.  The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's common stock held of record by such persons, and the Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

It is contemplated that our 2016 annual meeting of stockholders will take place in May 2016.  Stockholders' proposals will be eligible for consideration for inclusion in the proxy statement for the 2016 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by us before the close of business on December 1, 2015.  Notices of stockholders' proposals submitted outside the processes of Rule 14a-8 will be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not earlier than February 14, 2016 nor later than April 14, 2016 in the manner specified in the bylaws.  For proposals that are not timely filed, we retain discretion to vote proxies that we receive.  For proposals that are timely filed, we retain discretion to vote proxies that we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.  In order to curtail any controversy as to the date on which a proposal was received by us, we suggest that stockholders submit their proposals by certified mail, return receipt requested.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is as set forth above.  If any other matter or matters are properly brought before the Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

UPON WRITTEN REQUEST OF ANY STOCKHOLDER TO RICHARD REW, CORPORATE SECRETARY, LUMINEX CORPORATION, 12212 TECHNOLOGY BOULEVARD, AUSTIN, TEXAS 78727, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Austin, Texas
March 30, 2015

DIRECTIONS TO ANNUAL MEETING

From Dane County Regional Airport:
Exit the airport and proceed on International Lane, proceed 1 mile
Turn follow right on Darwin Road, proceed 0.4 miles
Turn Right on Highway 113 North
Turn Left on County Highway M, proceed 1.8 miles
Turn Right on County Highway K, proceed 4.6 miles
Turn Left onto US-12, proceed 3.4 miles
Take Exit 252 for Greenway Boulevard
Turn right onto Greenway Boulevard, proceed 0.3 miles
Turn left onto Deming Way proceed 1 mile
1224 Deming Way is on your right.
Main entrance and Reception are located at the American Flag door entrance.

ANNEX A

LUMINEX CORPORATION

THIRD AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

LUMINEX CORPORATION
THIRD AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

Section 1.	Purpose.

This plan shall be known as the “Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of Luminex Corporation (the “Company”) and its shareholders by (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its shareholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

Section 2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1    “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

2.2    “Award” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, or Other Stock-Based Award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.

2.3    “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

2.4    “Board” shall mean the Board of Directors of the Company.

2.5    “Cause” shall mean, unless otherwise defined in the applicable Award Agreement, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Subsidiaries or Affiliates, or (ii) the embezzlement or misappropriation of funds or property of the Company or its Subsidiaries or Affiliates by the Participant. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

2.6    “Change in Control” shall mean, unless otherwise provided in the applicable Award Agreement, the happening of one of the following:

(a)any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

1

(b)as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(c)during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

Notwithstanding the foregoing, (i) unless otherwise provided in an applicable Award Agreement, with respect to Awards constituting a "deferral of compensation" subject to Section 409A of the Code, a Change in Control shall mean a "change in the ownership” of the Company, a "change in the effective control” of the Company, or a "change in the ownership of a substantial portion of the assets” of the Company as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations, and (ii) no Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a Change in Control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a change in control of the Company).

2.7    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.8    “Committee” shall mean a committee of the Board composed of not less than two Non-Employee Directors, each of whom shall be (i) a “non-employee director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder, (ii) an “outside director” for purposes of Section 162(m), and (iii) “independent” within the meaning of the listing standards of the Nasdaq Global Select Market.

2.9    “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.

2.10    “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company or the taxable year of the Company in which the applicable Award will be paid or vested, and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid or vested.

2.11    “Director” shall mean a member of the Board.

2.12    “Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

2.13    “Early Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, retirement with the express consent of the Company at or before the time of such retirement, from active employment with the Company and any Subsidiary or Affiliate prior to age 65, in accordance with any applicable early retirement policy of the Company then in effect or as may be approved by the Committee.

2.14    “Effective Date” shall have the meaning provided in Section 16.1 of the Plan.

2.15    “Employee” shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

2.16    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2

2.17    “Fair Market Value” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the reported closing sales price of the Shares on the Nasdaq Global Select Market, or any other such market or exchange as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method, by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

2.18    “Good Reason” shall mean, unless otherwise provided in an Award Agreement, (i) a material reduction in a Participant’s position, authority, duties or responsibilities, (ii) any material reduction in a Participant’s annual base salary as in effect immediately prior to a Change in Control; (iii) the relocation of the office at which the Participant is to perform the majority of his or her duties following a Change in Control to a location more than 30 miles from the location at which the Participant performed such duties prior to the Change in Control; or (iv) the failure by the Company or its successor to continue to provide the Participant with benefits substantially similar in aggregate value to those enjoyed by the Participant under any of the Company’s pension, life insurance, medical, health and accident or disability plans in which Participant was participating immediately prior to a Change in Control, unless the Participant is offered participation in other comparable benefit plans generally available to similarly situated employees of the Company or its successor after the Change in Control.

2.19    “Grant Price” shall mean the price established at the time of grant of an SAR pursuant to Section 6 used to determine whether there is any payment due upon exercise of the SAR.

2.20    “Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.21    “Non-Employee Director” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.

2.22    “Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

2.23    “Normal Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from active employment with the Company or any of its Subsidiaries or Affiliates on or after such Participant’s 65th birthday.

2.24    “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

2.25    “Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

2.26    “Other Stock-Based Award” shall mean any Award granted under Sections 9 or 10 of the Plan. For purposes of the share counting provisions of Section 4.1 hereof, an Other Stock-Based Award that is not settled in cash shall be treated as (i) an Option Award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

2.27    “Outside Director” shall mean, with respect to the grant of an Award, a member of the Board then serving on the Committee.

2.28    “Participant” shall mean any Employee, Director, Consultant or other person who receives an Award under the Plan.

2.29    “Performance Award” shall mean any Award granted under Section 8 of the Plan. For purposes of the share counting provisions of Section 4.1 hereof, a Performance Award that is not settled in cash shall be treated as (i) an Option Award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

3

2.30    “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

2.31    “Restricted Share” shall mean any Share granted under Sections 7 to 10 of the Plan.

2.32    “Restricted Share Unit” shall mean any unit granted under Sections 7 to 10 of the Plan.

2.33    “Retirement” shall mean Normal or Early Retirement.

2.34    “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

2.35    “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.36    “Section 162(m)” shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.

2.37    “Separation from Service” or “Separates from Service” shall have the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder.

2.38    “Shares” shall mean shares of the common stock, $0.001 par value, of the Company.

2.39    “Share Reserve” shall have the meaning set forth in Section 4.1 hereof.

2.40    “Specified Employee” has the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder.

2.41    “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under Sections 6, 8 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value of such Share on the date of exercise over the Grant Price.

2.42    “Subsidiary” shall mean any Person (other than the Company) of which 50% or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

2.43    “Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

2.44    “2000 Plan” shall have the meaning set forth in Section 4.1 hereof.

2.45    “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

4

Section 3.	Administration.

3.1    Authority of Committee. The Plan shall be administered by a Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Outside Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion (and in accordance with Section 409A of the Code with respect to Awards subject thereto) to: (i) designate Participants; (ii) determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan; (iii) determine the type or types of Awards to be granted to a Participant; (iv) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (v) determine the timing, terms, and conditions of any Award; (vi) accelerate the time at which all or any part of an Award may be settled or exercised; (vii) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (viii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (ix) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate; (x) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable; (xi) make all determinations under the Plan concerning any Participant’s Separation from Service with the Company or a Subsidiary or Affiliate, including whether such separation occurs by reason of Cause, Good Reason, Disability, Retirement, or in connection with a Change in Control and whether a leave constitutes a Separation from Service; (xii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xiii) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award; (xiv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan.

3.2    Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3    Action by the Committee. The Committee shall select one of its members as its Chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.4    Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such Section.

3.5    No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

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Section 4.	Shares Available for Awards.

4.1    Shares Available. Subject to the provisions of Section 4.2 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards granted after the effective date of the amendment and restatement of this Plan is equal to the sum of (i) 3,500,000 Shares and (ii) the number of shares available for grant under the Plan as of the end of the day that is the effective date of the amendment and restatement of this Plan (such aggregate amount being, the “Share Reserve”). The number of Shares with respect to which Incentive Stock Options may be granted shall be no more than 1,000,000. Each Share issued pursuant to an Option shall reduce the Share Reserve by one (1) share. Each Share subject to a redeemed portion of a SAR shall reduce the Share Reserve by one (1) share. Each Share issued pursuant to a Restricted Stock Award or a Restricted Stock Unit Award shall reduce the Share Reserve by one and sixty-seven one-hundredths (1.67) Shares. If any Award granted under this Plan (whether before or after the effective date of the amendment and restatement of this Plan) shall expire, terminate, be settled in cash (in whole or in part) or otherwise be forfeited or canceled for any reason before it has vested, settled or been exercised in full, the Shares subject to such Award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for Awards under the Plan, in accordance with this Section 4.1. If any Award granted under the Company’s 2000 Long-Term Incentive Plan (the “2000 Plan”) shall expire, terminate, be settled in cash (in whole or in part) or otherwise be forfeited or canceled for any reason before it has vested, settled or been exercised in full, the Shares subject to such Award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for Awards under the Plan, and the Share Reserve shall be increased, in accordance with this Section 4.1. The Committee may make such other determinations regarding the counting of Shares issued pursuant to this Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law. Notwithstanding the foregoing, if an Option or SAR is exercised, in whole or in part, by tender of Shares or if the Company’s tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in this Section 4.1 shall be the number of Shares that were subject to the Option or SAR or portion thereof, and not the net number of Shares actually issued, and any SARs to be settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of shares issued upon the settlement of the SAR. Any Shares that again become available for grant pursuant to this Section shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the 2000 Plan, and (ii) as one and sixty-seven one-hundredths (1.67) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the 2000 Plan. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, no Participant may receive Options or SARs under the Plan in any calendar year that, taken together, relate to more than 350,000 Shares.

4.2    Adjustments. Without limiting the Committee’s discretion as provided in Section 13 hereof, in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall, in an equitable and proportionate manner as deemed appropriate by the Committee (and, as applicable, in such manner as is consistent with Sections 162(m), 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan, and (4) the limits on the number of Shares or Awards that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award. Any such adjustments to outstanding Awards shall be effected in a manner that precludes the material enlargement of rights and benefits under such Awards.

4.3    Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan.

4.4    Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

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Section 5.	Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10.

Section 6.	Stock Options and Stock Appreciation Rights.

6.1    Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The grant of an Option or SAR shall occur when the Committee by resolution, written consent or other appropriate action determines to grant such Option or SAR for a particular number of Shares to a particular Participant at a particular Option Price or Grant Price, as the case may be, or such later date as the Committee shall specify in such resolution, written consent or other appropriate action. The Committee shall have the authority to grant Incentive Stock Options and to grant Non-Qualified Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in Section 422(d) of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

6.2    Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of a Share on the date of grant of such Option. Except with respect to Substitute Awards, the Grant Price of an SAR may not be less than the Fair Market Value of a Share on the date of grant of such SAR. In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2 hereof in the form of Options or SARS, such grants shall have an Option Price (or Grant Price) per Share that is intended to maintain the economic value of the Award that was replaced or adjusted as determined by the Committee. Other than pursuant to Section 4.2, the Committee shall not without the approval of the Company’s shareholders (i) lower the Option Price of any Option after it is granted, (ii) reduce the Grant Price of any SAR after it is granted, (iii) cancel any Option when the Option Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award), (iv) cancel any SAR when the Grant Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award), or (v) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the NASDAQ Global Select Market.

6.3    Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, but subject to Section 6.4(a) hereof, no Option or SAR shall be exercisable after the expiration of seven (7) years from the date such Option or SAR was granted.

6.4    Exercise.

(a)    Subject to Section 6.7 hereof, each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine, subject to Section 6.6 hereof, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine. An Award Agreement may provide that the period of time over which an Option, other than an Incentive Stock Option, or SAR may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, however, that during the extended exercise period the Option or SAR may only be exercised to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws.

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(b)    The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(c)    An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

(d)    Payment of the Option Price shall be made in (i) cash or cash equivalents, or, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net-exercise) otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price. Until the Participant has been issued the Shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such Shares. The Company reserves, at any and all times in the Company’s sole discretion, the right to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a method set forth in subsection (iv) above, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(e)    At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5    Separation from Service. Except as otherwise provided in the applicable Award Agreement, an Option or SAR may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting such Award and ending on the date of exercise of such Award the Participant is an Employee, Non-Employee Director or Consultant, and shall terminate immediately upon a Separation from Service by the Participant. Except as otherwise provided in the applicable Award Agreement, an Option or SAR shall cease to become exercisable upon a Separation from Service of the holder thereof. Subject to Section 6.7 hereof, the Committee may determine in its discretion that an Option or SAR may be exercised following any such Separation from Service, whether or not exercisable at the time of such separation; provided, however, that in no event may an Option or SAR be exercised after the expiration date of such Award specified in the applicable Award Agreement, except as provided in Section 6.4(a).

6.6    Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

6.7    Minimum Vesting Period. Except for Substitute Awards, or the death or disability of the Participant, or in the event of a Change in Control, Options and SARs (including those issued as or as payment for Performance Awards) shall have a Vesting Period of not less than one (1) year from the date of grant (inclusive of any performance periods related thereto). Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to (i) Awards to new hires to replace forfeited awards from a prior employer or (ii) Awards to Non-Employee Directors or any consultant or advisor who provides services to the Company or a Subsidiary; provided, that not more than 5% of the Share Reserve may be issued pursuant to Awards having a Vesting Period of less than one year from the date of grant (inclusive of any performance periods related thereto).

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Section 7.	Restricted Shares and Restricted Share Units.

7.1    Grant.

(a)    Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b)    Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time consistent with Section 7.5 hereof during which the grantee must remain in the continuous employment (or other service-providing capacity) of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. Subject to Section 7.5 hereof, the Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2    Delivery of Shares and Transfer Restrictions.

(a)    At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner. The holding of Restricted Shares by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Restricted Shares, in accordance with this Section 7.2(a), shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the transfer restrictions.

(b)    Unless otherwise provided in the applicable Award Agreement, the grantee shall have all rights of a shareholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Restricted Share Units shall be subject to similar transfer restrictions as Restricted Share Awards, except that no Shares are actually awarded to a Participant who is granted Restricted Share Units on the date of grant, and such Participant shall have no rights of a stockholder with respect to such Restricted Share Units until the restrictions set forth in the applicable Award Agreement have lapsed.

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7.3    Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

7.4    Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units may be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. The applicable Award Agreement shall specify whether a Participant will be entitled to receive dividend equivalent rights in respect of Restricted Share Units at the time of any payment of dividends to shareholders on Shares. If the applicable Award Agreement specifies that a Participant will be entitled to dividend equivalent rights, (i) the amount of any such dividend equivalent right shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of vested Restricted Share Units then credited to the Participant, and (ii) any such dividend equivalent right shall be paid in accordance with the Company’s payment practices as may be established from time to time and as of the date on which such dividend would have been payable in respect of outstanding Shares (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided, that no dividend equivalents with respect to unvested Restricted Share Units shall be paid prior to the vesting thereof. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

7.5    Minimum Vesting Period. Except for Substitute Awards, or the death or disability of the Participant, or in the event of a Change in Control, Restricted Stock Awards and Restricted Stock Unit Awards (including those issued as or as payment for Performance Awards) shall have a Vesting Period of not less than one (1) year from the date of grant (inclusive of any performance periods related thereto). Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to (i) Awards to new hires to replace forfeited awards from a prior employer or (ii) Awards to Non-Employee Directors or any consultant or advisor who provides services to the Company or a Subsidiary; provided, that not more than 5% of the Share Reserve may be issued pursuant to Awards having a Vesting Period of less than one year from the date of grant (inclusive of any performance periods related thereto).

Section 8.	Performance Awards.

8.1    Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2    Terms and Conditions. Subject to the terms of the Plan and any applicable (including applicable minimum vesting requirements set forth in Sections 6.7, 7.5 or 9. Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3    Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Separation from Service prior to the end of any performance period, other than for reasons of death or Disability, will result in the forfeiture of the Performance Award, and no payments will be made. Notwithstanding the foregoing, the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award; provided, that if such waiver results in the Award being subject only to time-based vesting, the minimum vesting provisions of Section 7.5 shall apply. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

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Section 9.	Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6 and 7 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award; provided, however, that the minimum Vesting Period requirements set forth in Section 7.5 hereof shall apply to Other Stock-Based Awards.

Section 10.	Non-Employee Director and Outside Director Awards.

10.1    Annual Retainer. The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2    Other Awards. The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

10.3     Equity Limits to Directors. Notwithstanding anything in the Plan to the contrary, the maximum number of Shares subject to Awards granted during any 12-month period to any Non-Employee Director shall not exceed $400,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid in accordance with the Plan on certain Awards) (the "Director Limit").  The Board may not, without the approval of the stockholders, increase the Director Limit.

Section 11.	Provisions Applicable to Covered Officers and Performance Awards.

11.1    Notwithstanding anything in the Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Officer should not qualify as “performance-based compensation” for purposes of Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this Section 11.

11.2    The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:

(a)	earnings before any one or more of the following: interest, taxes, depreciation, amortization and/or stock compensation;

(b)	operating (or gross) income or profit;

(c)	operating efficiencies;

(d)	return on equity, assets, capital, capital employed or investment;

(e)	after tax operating income;

(f)	net income;

(g)	earnings or book value per Share;

(h)	financial ratios;

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(i)	cash flow(s);

(j)	total sales or revenues or sales or revenues per employee;

(k)	production (separate work units or SWUs);

(l)	stock price or total shareholder return;

(m)	dividends;

(n)	debt or cost reduction, controls or objectives;

(o)
strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals (including, without limitation, developmental, strategic or manufacturing milestones of products or projects in development, execution of contracts with current or prospective customers and development of business expansion strategies) and goals relating to acquisitions, joint ventures or collaborations or divestitures;

(p)	sales by market, market segment or product type or group;

(q)	gross profit margin (dollars or percent of sales) by business unit, product groups or areas of the world; or

(r)	any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 11.2 to exclude any of the following events that occur during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action, and (vii) any other event that the Committee determines is not directly related to the operations of the Company or not within the reasonable control of the Company’s management; provided that the Committee commits to make any such adjustments within the 90 day period set forth in Section 11.4.

11.3    In addition to the limits set forth in Section 4.1 applicable to Options and SARs, with respect to any Covered Officer, the maximum number of Shares in respect of which all Performance Awards may be granted under Section 8 of the Plan in any year is 350,000 and the maximum amount of all Performance Awards that are settled in cash and that may be granted under Section 8 of the Plan in any year is $3,000,000.

11.4    To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

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11.5    Unless otherwise expressly stated in the relevant Award Agreement, each Award granted to a Covered Officer under the Plan is intended to be performance-based compensation within the meaning of Section 162(m). Accordingly, unless otherwise determined by the Committee, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Award upon the attainment of the performance criteria established by the Committee.

Section 12.	Separation from Service.

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Separation from Service with the Company, its Subsidiaries and Affiliates, including a separation from the Company with or without Cause, by a Participant voluntarily, or by reason of death, Disability, Early Retirement or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

Section 13.	Change In Control.

13.1    Certain Terminations. Unless otherwise provided by the Committee, or in an Award Agreement or by a contractual agreement between the Company and a Participant, if, within one year following a Change in Control, a Participant Separates from Service with the Company (or its successor) by reason of (a) death; (b) Disability; (c) Normal Retirement or Early Retirement; (d) for Good Reason by the Participant; or (e) involuntary termination by the Company for any reason other than for Cause, all outstanding Awards of such Participant shall vest, become immediately exercisable and payable and have all restrictions lifted. For purposes of an Award subject to Section 409A of the Code, Good Reason shall exist only if (i) the Participant notifies the Company of the event establishing Good Reason within 90 days of its initial existence, (ii) the Company is provided 30 days to cure such event and (iii) the Participant Separates from Service with the Company (or its successor) within 180 days of the initial occurrence of the event.

13.2    Accelerated Vesting. The Committee may, in its discretion, provide in any Award Agreement, or, in the event of a Change in Control, may take such actions as it deems appropriate to provide, for the acceleration of the exercisability, vesting and/or settlement in connection with such Change in Control of each or any outstanding Award or portion thereof and Shares acquired pursuant thereto upon such conditions (if any), including termination of the Participant’s service prior to, upon, or following such Change in Control, to such extent as the Committee shall determine. In the event of a Change of Control, and without the consent of any Participant, the Committee may, in its discretion, provide that for a period of at least fifteen (15) days prior to the Change in Control, any Options or Stock Appreciation Rights shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Stock Options or Stock Appreciation Rights shall terminate and be of no further force and effect.

13.3    Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiror"), may, without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable; provided, that in the event of such an assumption, continuation or substitution, the Acquiror must grant the rights set forth in Section 13.1 to the Participant in respect of such assumed, continued or substituted Awards. For purposes of this Section, if so determined by the Committee, in its discretion, an Award denominated in Shares shall be deemed assumed, continued or substituted if, following the Change in Control, the Award (as adjusted, if applicable, pursuant to Section 4.2 hereof) confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each Share subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Shares pursuant to the Change in Control. If any portion of such consideration may be received by holders of Shares pursuant to the Change in Control on a contingent or delayed basis, the Committee may, in its sole discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Except as otherwise provided by the Committee at or after grant, any Award or portion thereof which is not assumed, continued or substituted by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

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13.4    Cash-Out of Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested Share (and each unvested Share, if so determined by the Committee) subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award (which payment may, for the avoidance of doubt, be $0, in the event the per share exercise or purchase price of an Award is greater than the per share consideration in connection with the Change in Control). If any portion of such consideration may be received by holders of Shares pursuant to the Change in Control on a contingent or delayed basis, the Committee may, in its sole discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any), if any, shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.
13.5    Performance Awards. The Committee may, in its discretion, provide that in the event of a Change in Control, (i) any outstanding Performance Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) all then-in-progress performance periods for Performance Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance Award, if at all, and (iii) the Company shall cause to be paid to each Participant such partial or full Performance Awards, in cash, Shares or other property as determined by the Committee, within thirty (30) days of such Change in Control, based on the Change in Control consideration, which amount may be zero if applicable.

Section 14.	Amendment And Termination.

14.1    Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

14.2    Amendments to Awards. Subject to the restrictions of Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

14.3    Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for the events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles.

Section 15.	General Provisions.

15.1    Limited Transferability of Awards. Except as otherwise provided in the Plan, an Award Agreement or by the Committee at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No transfer of an Award for value shall be permitted under the Plan.

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15.2    Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards. Notwithstanding the foregoing, with respect to an Award subject to Section 409A of the Code, the payment, deferral or crediting of any dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing.

15.3. Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In addition, if a Participant is a Specified Employee at the time of his or her Separation from Service, any payments with respect to any Award subject to Section 409A of the Code to which the Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

15.4    No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.5    Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.6    Tax Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award. Without limiting the generality of the foregoing, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the minimum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

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15.7    Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

15.8    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder.

15.9    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.10    No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares.

15.11    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

15.12    Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.13    Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.14    Awards to Non-U.S. Participants. The Committee shall have the power and authority to determine which service providers outside the United States shall be eligible to participate in the Plan. Without amending the Plan, the Committee may grant Awards to eligible persons who are foreign nationals and/or reside outside the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices.

15.15    Company Clawback Policy. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, the Company may require the Participant to return Shares (or the value of such Shares when originally released to Participant), dividends paid thereon and any other amount required by law to be returned, in the event that such repayment is required in order to comply with any Company compensation recovery (or other clawback) policy as then in effect or any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

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15.16    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.17    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.18    Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 16.	Term Of The Plan.

16.1    Effective Date. The Plan shall be effective, and will amend and restate the previous plan as set forth herein effective, as of May 14, 2015 provided it has been approved by the Board and by the Company’s shareholders.

16.2    Expiration Date. No new Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth (10th) anniversary of the Effective Date.

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Luminex®

ATTN: KENDEL MARTIN
LUMINEX CORPORATION
12212 TECHNOLOGY BLVD.
AUSTIN, TX 78727

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M88193-P61846 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LUMINEX CORPORATION

The Board of Directors unanimously recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) G. Walter Loewenbaum II
02) Kevin M. McNamara
03) Edward A. Ogunro, Ph.D.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Approval of the Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan.	☐	☐	☐
4. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2015.	☐	☐	☐

NOTE: The proxies are further authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2015 Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M88194-P61846

REVOCABLE PROXY
LUMINEX CORPORATION
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2015, 10:00 AM CDT

The undersigned hereby appoints Harriss T. Currie and Richard W. Rew II, or either of them, or any successors in their respective positions, as proxies with full power of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all of the shares of common stock of Luminex Corporation (the "Company") held of record by the undersigned as of March 16, 2015 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's Madison location, located at 1224 Deming Way, Madison, Wisconsin 53717 on Thursday, May 14, 2015 at 10:00 a.m. Central Daylight Time, or at any adjournment or postponement thereof.

Our Board of Directors unanimously recommends that you vote:

Continued and to be signed on reverse side